Exhibit 2.1
     STOCK PURCHASE AGREEMENT, dated as of September 12, 2007, among Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“Freeport”), Phelps Dodge Corporation, a New York corporation (“PDC”), Phelps Dodge Industries, Inc., a Delaware corporation (“PDI”), Habirshaw Cable and Wire Corporation, a New York corporation (“Habirshaw”, and together with Freeport, PDC and PDI, the “Sellers”), and General Cable Corporation, a Delaware corporation (the “Purchaser”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in Section 9.
     WHEREAS, the Sellers are engaged worldwide in the development, design, manufacture, marketing, distribution and sale of copper, aluminum and cable products for the energy, construction, consumer, telecommunications and natural resources sectors (the “Business”);
     WHEREAS, the Sellers conduct the Business through (i) the entities listed on Schedule 1.2 (the “Companies”), in which the Sellers own the capital stock and other equity interests listed on Schedule 1.2 (the “Shares”) and (ii) the Subsidiaries of the Companies and the Minority Interest Companies, in each case, listed on Schedule 2.3(a), other than such as are subject to liquidation or dissolution activities;
     WHEREAS, the Sellers desire to sell, and cause their Subsidiaries to sell, to the Purchaser, and the Purchaser desires that it or its designated Affiliates purchase from the Sellers and their Subsidiaries, the Shares upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the Sellers and the Purchaser desire to enter into and cause their Subsidiaries and Affiliates to enter into certain other agreements contemplated herein to give effect to the matters described above;
     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Sale and Purchase.
     1.1 Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers will sell, and the Purchaser will purchase the Shares.
     1.2 Closing.
     (a) The closing (“Closing”) of the purchase of the Shares (subject to amendment pursuant to Section 4.19), other than the COCESA Shares, will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 at 10:00 A.M., New York time, on the later of (a) the forty-fifth (45th) day following the date on which the Sellers deliver to the Purchaser the Company Group Audited Financial Statements, the Company Group June 30 Financial Statements and, if the Closing has not occurred on or prior to November 5, 2007, the Company Group September Financial Statements, in each case, pursuant to Section 4.16, (b) the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Section 6 (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the waiver or satisfaction of those conditions), and (c) such other date and time as the parties may agree to in writing (the “Closing Date”). At the Closing:
     (i) the Sellers will, as applicable, (i) deliver, or cause to be delivered, to the Purchaser certificates representing the Shares, other than the COCESA Shares, free and clear of all Liens other than those created by the Purchaser, duly endorsed in blank or accompanied by duly executed share transfer deeds or stock powers duly executed in blank, in proper form for transfer with all signatures properly guaranteed and with any requisite stock transfer tax stamps affixed thereto and (ii) to the extent required by applicable law in order to effect the sale and transfer of the Shares, will make or cause to be made the appropriate notations and entries in the stock or shareholder registry books of the Companies (other than COCESA);
     (ii) the Sellers and the Purchaser will, as applicable, comply with their respective obligations under the Tender Agreement;
     (iii) the Purchaser will deliver, or cause to be delivered, to the Sellers by wire transfer of immediately available funds to the accounts of the Sellers designated by the Sellers at least two (2) Business Days prior to the Closing Date, the Closing Payment; and
     (iv) each of the Sellers and the Purchaser will deliver all other instruments, agreements, certificates and documents required to be delivered by such party on or prior to the Closing Date pursuant to this Agreement, including those set forth on Exhibit A with respect to the jurisdictions set forth therein.
     (b) The Sellers shall sell all COCESA Shares, and the closing of the purchase of the COCESA Shares, will take place after the Closing in accordance with the terms and conditions of Section 4.22 and the Tender Agreement.
     1.3 Purchase Price.
     (a) Aggregate Purchase Price. The purchase price for the Shares shall be an amount equal to $735,000,000 (the “Initial Amount”), increased by the Closing Netting Amount, if the latter amount is a positive number, or decreased by the Closing Netting

Amount, if the latter is a negative number, as the case may be, (as so increased or decreased, the “Purchase Price”).
     (b) Allocation of Purchase Price. The allocation by Company of the Initial Amount among the Shares prior to any adjustment pursuant to Section 1.3(d), as mutually agreed by the parties, is set forth on Schedule 1.3(b). Following the determination of the Purchase Price pursuant to Section 1.3(d), the portion thereof allocated to each Company shall be ratably increased or decreased in the same proportion as such Company’s allocated portion bears to the Initial Amount, in each case, as set forth on Schedule 1.3(b).
     (c) Withholding Rights. The Purchaser shall be entitled to deduct and withhold from the Purchase Price otherwise payable to the Sellers any amount that the Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, any rules and regulations promulgated thereunder, or any provision of applicable state, local or foreign Tax law, and the Purchaser shall make any required filings with and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers with respect to which such deduction and withholding was made. Each of PDC and the Purchaser shall provide the other party reasonable advance notice of any anticipated withholding requirements and cooperate with the other party, and their respective Representatives, to the extent permitted by applicable law, in reducing or avoiding any such withholding requirement.
     (d) Certain Adjustments.
     (i) Definitions:
     (A) “Associate” when used to indicate a relationship with any Person, means (1) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such person has substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person who is director or officer of the registrant or any of its parents or Subsidiaries.
     (B) “Closing Netting Amount” means an amount equal to the aggregate of PDC Contributions minus (1) PDC Withdrawals, (2) $1,277,040.98, which amount is related to certain intellectual property assets to be retained by the Sellers, (3) 50% of the fees and expenses of the

Environmental Consultant, (4) the lesser of the Friable Asbestos Remediation Estimate and $5 million, (5) $2,818,435.17 in connection with the sale of a certain minority investment previously held by the Sellers, (6) $1,246,020 in respect of certain benefits and (7) $213,212 in respect of the acquisition of certain minority interests in the members of the Company Group.
     (C) “Independent Accounting Firm” means KPMG LLP, or in the event either the Sellers or the Purchaser has a conflict with such accounting firm, such other independent accounting firm as mutually agreed upon; provided, however, if the Sellers and the Purchaser are unable to agree on an accounting firm in the event of a conflict, then the Sellers, on the one hand, and the Purchaser, on the other hand, shall each have the right to request the American Arbitration Association to appoint an accounting firm.
     (D) “PDC Contributions” means contributions, advances or intercompany transfers of property or assets, including cash, to any member of the Company Group, directly or indirectly, in each case, occurring after March 31, 2007 and to the extent not reflected in the Company Group Unaudited Financial Information, from (x) Freeport or any of its Associates that are not members of the Company Group, or (y) any other Person for or on behalf of Freeport or any of its Associates that are not members of the Company Group, to any member of the Company Group. For informational purposes only, Schedule 1.3(d) sets forth the Sellers’ good faith current estimate of PDC Contributions effected on or prior to August 31, 2007 and anticipated to be effected after the date hereof. For the avoidance of doubt, PDC Contributions shall exclude all (x) contributions relating to the intercompany liabilities referenced in Schedule 4.2.2, except the intercompany liability between PDC and PD Suzhou and (y) settlement of trade payables and receivables between PDIC and Phelps Dodge Mining Company incurred in the ordinary course of business.
     (E) “PDC Withdrawals” means distributions, dividends or intercompany transfers of property or assets, including cash, from any member of the Company Group, directly or indirectly, in each case, occurring after March 31, 2007 and to the extent not in settlement of intercompany liabilities reflected in the Company Group Unaudited Financial Information, to (x) Freeport or any of its Associates that are not members of the Company Group, or (y) any other Person for or on behalf of Freeport or any of its Associates that are not members of the Company Group. For informational purposes only, Schedule 1.3(d) sets forth the

Sellers’ good faith current estimate of PDC Withdrawals effected on or prior to August 31, 2007 and anticipated to be effected after the date hereof. Notwithstanding anything to the contrary set forth in this Agreement, PDC Withdrawals shall (i) be calculated net of withholding taxes payable in respect of dividends and (ii) exclude (A) any distribution, dividend or intercompany transfer relating to any matter set forth in clauses (2) — (7) of the definition of Closing Netting Amount, (B) $17.5 million that members of the Company Group have paid in satisfaction of intercompany debt and (C) settlement of trade payables and receivables between PDIC and Phelps Dodge Mining Company incurred in the ordinary course of business.
     (ii) At least three (3) Business Days prior to the Closing Date, the Sellers shall provide to the Purchaser their good faith estimate of the Closing Netting Amount which estimate shall be certified in writing by an appropriate officer of PDC (the “Estimated Netting Amount”).
     (iii) At the Closing, in furtherance but not in duplication of Section 1.2(b), the Purchaser shall pay to the Sellers cash in an aggregate amount equal to the Initial Amount less the COCESA Amount plus the amount, if any, by which the Estimated Netting Amount is greater than zero or minus the amount, if any, by which the Estimated Netting Amount is less than zero (the “Closing Payment”).
     (iv) Within sixty (60) days after the Closing Date, the Purchaser shall deliver to the Sellers, at the Purchaser’ sole cost and expense, a statement setting forth the Closing Netting Amount (the “Closing Statement”). Contemporaneously, the Purchaser shall deliver to the Sellers a schedule setting forth a calculation of the Purchase Price and the amount of any payment to be made, and by whom, pursuant to Section 1.3(d)(vi).
     (v) In the event that the Sellers are in disagreement with the Closing Statement, PDC shall, within twenty (20) Business Days after receipt of the Closing Statement, notify Purchaser of such disagreements setting forth with specificity the nature and amounts thereof. In the event that the Sellers are in disagreement with only a portion of the Closing Statement, the Purchaser or the Sellers, as the case may be, shall pay all undisputed amounts in the manner set forth in Section 1.3(d)(vi); and all other amounts shall be paid at such time as all disagreements are resolved in accordance with this Section 1.3(d)(v). If PDC fails to notify Purchaser of all disagreements within the twenty (20) Business Day period provided for herein, then the Closing Statement, as delivered by Purchaser pursuant to Section 1.3(d)(iv), shall be final, binding and conclusive on the parties hereto. If the Sellers are in disagreement with the Closing Statement, and PDC notifies Purchaser within such twenty (20) Business Day period in accordance with this Agreement, then the parties shall promptly attempt to resolve such disagreements by negotiation. If the parties are unable to resolve such disagreements within thirty (30)

days following such notice of disagreement by PDC, then the parties shall refer the disagreement for resolution by the Independent Accounting Firm within forty-five (45) days following such notice, which shall review the Closing Statement and determine the Closing Netting Amount. Resolution of any disagreements shall be made by the Independent Accounting Firm in a writing addressed to the Purchaser and PDC within thirty (30) days following referral to it by the parties of such disagreements in accordance with this Agreement. The findings of such Independent Accounting Firm shall be final, binding and conclusive on the parties. All costs, fees and expenses of the Independent Accounting Firm in resolving the disagreement shall be borne equally by the Sellers, on the one hand, and the Purchaser, on the other hand.
     (vi) No later than the fifth (5th) Business Day following the determination of the Closing Netting Amount, pursuant to Section 1.3(d)(v), either (A) the Sellers shall pay the Purchaser the amount, if any, by which the Closing Payment exceeds the Purchase Price, or (B) the Purchaser shall pay the Sellers the amount, if any, by which the Purchase Price exceeds the Closing Payment, in either case, together with simple interest accruing on such payment at the Prime Rate from and after the Closing Date through but not including the date of payment, by wire transfer of immediately available funds to an account designated by the receiving party. As used herein, “Prime Rate” means, as of any date, the prime rate as published in The Wall Street Journal on such date or, if not published on such date, on the most recent date of publication.
     (e) Notwithstanding any provision hereof to the contrary, in the event that (i) all holders of capital stock or other equity interests of the Minority Shareholder Company, other than PDC, shall exercise their rights of first refusal, preemptive rights or similar such rights, then this Agreement shall be deemed amended, without action required on the part of any party hereto, to delete the Shares of the Minority Shareholder Company from Schedule 1.2, and the Initial Amount shall be decreased by an amount equal to the price that the holder of the Minority Shareholder Shares paid to PDC in connection with such exercise and (ii) any holders of capital stock or other equity interests of the Additional Minority Shareholder Company other than PDC thereof exercises its rights of first refusal, preemptive rights or similar such rights to acquire the Additional Minority Company Shares, then this Agreement shall be deemed amended, without action required on the part of any party hereto, to delete from Schedule 1.2 the aggregate number of the Additional Minority Company Shares acquired by such holders pursuant to such rights and the Initial Amount shall be decreased by the amount paid to PDC by such holders to acquire such Shares.
     2. Representations and Warranties of the Sellers. The Sellers, jointly and severally, represent and warrant to the Purchaser as follows:
     2.1 Corporate Status and Authority. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to own the Shares, as applicable, and to execute and deliver this Agreement and perform its obligations hereunder. Each member of the Company Group is an entity duly incorporated or, where applicable, duly formed, validly existing and, where such concept is recognized, in good standing under the laws of the jurisdiction of its organization, and has full corporate or other applicable organizational power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted. Each member of the Company Group is duly qualified and, where such concept is recognized, in good standing as a foreign corporation to do business in all jurisdictions in which it is required to be so qualified and in good standing and in which the failure to be so qualified and in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement have been duly authorized by the board of directors of each of the Sellers, which approval constitutes all necessary corporate action on the part of the Sellers for such authorization. This Agreement has been duly executed and delivered by each of the Sellers and (assuming due authorization, execution and delivery by the Purchaser) constitutes the valid and binding obligation of each of the Sellers enforceable against the Sellers in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     2.2 No Conflicts, Consents and Approvals, etc.
     (a) Except as set forth in Schedules 2.2(a), 2.2(b) and 2.2(c), neither the execution, delivery and performance of this Agreement by the Sellers, nor the consummation of the transactions contemplated hereby will (i) conflict with the certificate of incorporation, by-laws or other organizational documents of the Sellers or any member of the Company Group, (ii) conflict with, breach or violate any provision, or give any Person the right to declare a default or exercise any remedy under, or accelerate the maturity or performance of, or to cancel or modify, any Contract, (iii) contravene, conflict with or otherwise violate any law or give any Governmental Authority or any other Person the right to challenge the consummation of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any law or judgment, order or decree to which any of the Sellers, any member of the Company Group or any of their respective assets may be subject; provided, however, that no representation or warranty is made hereunder with respect to any United States federal or state antitrust laws or similar foreign laws; (iv) create or impose any Liens on the Shares or the assets of any member of the Company Group, or (iv), trigger any right of any director, officer or employee of any member of the Company Group to receive, or the obligation of any member of the Company Group to pay, any bonus, severance, parachute or other special payment or benefit.

     (b) Except as set forth in Schedule 2.2(b), no material consent, approval, authorization of, registration, qualification, designation, declaration, or filing with any Governmental Authority is required on the part of the Sellers or any member of the Company Group, in connection with the execution and delivery of this Agreement or any other agreement, instrument or document contemplated hereby or the consummation of the transactions contemplated hereby or thereby.
     (c) Except as set forth in Schedule 2.2(c), no material consents, approvals, ratifications, waivers or other authorizations of third parties (“Third Party Consents”) are required for the consummation of the transactions contemplated by this Agreement under the terms of any Contract.
     2.3 Capitalization; Subsidiaries.
     (a) Schedule 2.3(a) sets forth the authorized capital stock of each member of the Company Group and the Minority Interest Companies, including the identification of each authorized class of capital stock and the number of authorized shares of each class. Schedule 2.3(a) sets forth the number of issued and outstanding shares of each class, and the number of treasury shares of each class of each member of the Company Group and, to the Sellers’ Knowledge, of each Minority Interest Company. Except as otherwise set forth in Schedule 2.3(a), (x) all of the issued and outstanding shares of capital stock of the Companies are owned beneficially and of record by the applicable Seller, as set forth on Schedule 2.3(a), (y) all of the issued and outstanding shares of the capital stock of the Subsidiaries of the Companies are owned beneficially and of record by the Persons set forth on Schedule 2.3(a) and (z) all of the issued and outstanding shares of the capital stock of the Minority Interest Companies held by the Sellers or any of their Affiliates are owned of record and beneficially by the Persons set forth on Schedule 2.3(a), which Schedule, in each case, also sets forth the number of such Shares so owned.
     (b) All of the issued and outstanding shares of capital stock of each member of the Company Group are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any Person or any agreement or law by which the applicable member of the Company Group, at the time of issuance was bound.
     (c) Except as otherwise set forth in Schedule 2.3(c) and except as set forth in this Agreement, there are no outstanding options, warrants, calls, rights of first refusal, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of any member of the Company Group obligating the Sellers, any Affiliates thereof, or any member of the Company Group to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, any member of the Company Group or securities convertible into or exchangeable for such shares or equity interests, or obligating the Sellers, any Affiliate thereof or any member of the Company Group to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment with respect to any equity interest in any member of the Company Group and none of the foregoing has been authorized, committed to or agreed to. The Sellers have made available to the Purchaser a true and correct copy of the share certificate of National Cables (PTY) LTD issued to Phelps Dodge National Cables Corporation.
     (d) Organizational and Governing Instrument. Complete and correct copies of the Governing Documents of each member of the Company Group and all amendments thereto as in effect on the date hereof have been made available to the Purchaser.
     (e) No Other Subsidiaries Engaged in the Business. Other than the members of the Company Group and except as set forth in Schedule 2.3(a) and as contemplated in Section 4.12, none of the Sellers has any direct or indirect equity interest by stock ownership, control or otherwise in any other corporation, partnership, limited liability company, joint venture, firm, association or business enterprise that is engaged in the Business or that competes with the Business.
     2.4 Financial Statements.
     (a) PDC has delivered to the Purchaser audited PDC standard form statement of income for Phelps Dodge Brasil Ltda. for the fiscal year ended December 31, 2006 and the audited PDC standard form balance sheet of such entity, as at such date, audited by PricewaterhouseCoopers (the “Brazilian Financial Statements”). Except as set forth in Schedule 2.4(a), the Brazilian Financial Statements have been prepared in accordance with the Standard of the Public Company Accounting Oversight Board.
     (b) PDC has delivered to the Purchaser audited consolidated statements of operations and cash flows of each of Cobre Cerrillos S.A. and Cocesa Ingenieria y Construccion S.A. for the fiscal years ended December 31, 2005 and 2006 and audited consolidated balance sheets of such entities, as at such dates, together with the notes thereto, in each case audited by PricewaterhouseCoopers (the “Chilean Financial Statements”). Except as set forth in Schedule 2.4(b), the Chilean Financial Statements have been prepared in accordance with Chilean GAAP consistently applied throughout the periods indicated and reasonably present, in all significant aspects, the financial condition, results of operations and cash flows of such entities on a consolidated basis at the respective dates and periods indicated.
     (c) PDC has delivered to the Purchaser audited consolidated statements of operations, changes in equity and cash flows of Conducen S.A. for the fiscal year ended December 31, 2006 and an audited consolidated balance sheet of such entity, as at such date, together with the notes thereto, audited by PricewaterhouseCoopers (the “Costa

     Rican Financial Statements”). Except as set forth in Schedule 2.4(c), the Costa Rican Financial Statements have been prepared in accordance with International Standards of Financial Information (Normas Internacionales de Información Financiera) consistently applied throughout the periods indicated and reasonably present in all important aspects the financial condition, results of operation and cash flow of such entity on a consolidated basis at the respective date and period indicated.
     (d) PDC has delivered to the Purchaser audited statements of operations, changes in equity and cash flows of Cables Electricos Ecuatorianos C.A., for the fiscal years ended December 31, 2005 and 2006 and audited balance sheets of such entity, as at such dates, together with the notes thereto, audited by PricewaterhouseCoopers del Ecuador Cia. Ltda. (the “Ecuadorian Financial Statements”). Except as set forth in Schedule 2.4(d), the Ecuadorian Financial Statements have been prepared in accordance with Ecuadorian Standards of Auditing consistently applied throughout the periods indicated and reasonably present in all important aspects the financial condition, results of operation, changes in equity and cash flows of such entity at the respective dates and periods indicated.
     (e) PDC has delivered to the Purchaser audited statements of operations, changes in shareholder investment and cash flows of Electroconductores de Honduras, S.A. de C.V., for the fiscal year ended December 31, 2006 and an audited balance sheet of such entity, as at such date, together with the notes thereto, audited by PricewaterhouseCoopers Interamérica, S. de R.L. (the “Honduran Financial Statements”). Except as set forth in Schedule 2.4(e), the Honduran Financial Statements have been prepared in accordance with Honduran GAAP consistently applied throughout the periods indicated and reasonably present in all important aspects the financial condition, results of operation and cash flow of such entity at the respective date and period indicated.
     (f) PDC has delivered to the Purchaser audited results of operation, changes in equity accounts and cash flows of Alambres y Cables Venezolanos C.A., for the fiscal years ended December 31, 2005 and 2006 and audited balance sheets of such entity, as at such dates, together with the notes thereto, audited by Espiñeira, Sheldon y Asociados, a member firm of PricewaterhouseCoopers (the “Venezuelan Financial Statements”). Except as set forth in Schedule 2.4(f), the Venezuelan Financial Statements have been prepared in accordance with Venezuelan GAAP consistently applied throughout the periods indicated and reasonably present in all important aspects the financial condition, results of operation and cash flows of such entity at the respective dates and periods indicated.
     (g) PDC has delivered to the Purchaser audited income statement and cash flow statement of Phelps Dodge (Suzhou) Magnet Wire Co., Ltd. and Phelps Dodge Yantai Cable Company, Ltd., for the fiscal year ended December 31, 2006 and an audited balance sheet of such entity, as at such dates, together with the notes thereto, audited by Jiangsu Welsen CPAs Co., Ltd. (the “Chinese Financial Statements”). Except as set forth in Schedule 2.4(g), the Chinese Financial Statements have been prepared in accordance with the Independent Auditing Standards of Certified Public Accountants of PRC consistently applied throughout the periods indicated and the financial statements present fairly, in all material respects, the financial position, financial performance and cash flow of such entity for the respective date and period indicated.
     (h) PDC has delivered to the Purchaser audited consolidated and company statements of income, changes in shareholders’ equity and cash flows of Phelps Dodge Thailand Limited, for the fiscal years ended December 31, 2005 and 2006 and the consolidated balance sheets of such entity, as at such dates, together with the notes thereto, audited by PricewaterhouseCoopers ABAS Limited (the “Thai Financial Statements”). Except as set forth in Schedule 2.4(h), the Thai Financial Statements have been prepared in accordance with Thai GAAP consistently applied throughout the periods indicated and present fairly in all material respects the financial position, results of operations and cash flows of such entity on a consolidated and company basis for the respective dates and periods indicated.
     (i) PDC has delivered to the Purchaser audited statements of income, changes in equity and cash flows of Phelps Dodge National Cables (Pty) Ltd., for the ten months ended December 31, 2006 and an audited balance sheet of such entity, as at such date, together with the notes thereto, audited by W.K.H. Landgrebe & Co. (the “South African Financial Statements”). Except as set forth in Schedule 2.4(i), the South African Financial Statements have been prepared in accordance with International Standards on Auditing consistently applied throughout the periods indicated and present fairly in all material respects, the financial position of such entity and the results of its operations and cash flow for the respective dates and periods indicated in accordance with International Financial Reporting Standards.
     (j) PDC has delivered to the Purchaser audited profit and loss accounts, statements in the changes in equity and cash flow statements of Metal Fabricators of Zambia Plc., for the fiscal year ended December 31, 2006 and an audited balance sheet of such entity, as at such date, together with the notes thereto, audited by PricewaterhouseCoopers (the “Zambian Financial Statements”). Except as set forth in Schedule 2.4(j), the Zambian Financial Statements have been prepared in accordance with International Standards on Auditing consistently applied throughout the periods indicated and the financial statements present fairly, in all material respects the financial affairs, profit and cash flow of such entity at the respective date and period indicated.
     (k) Freeport has delivered to the Purchaser the unaudited combined balance sheet of the Company Group as of March 31, 2007 (the “Company Group Unaudited Financial Information”). The Company Group Unaudited Financial Information has been prepared from the books and records of the Company Group in a manner consistent with past accounting practices of the Company Group prior to its acquisition by Freeport. Such Company Group Unaudited Financial Information, as adjusted to exclude results for the period from January 1, 2007 to March 19, 2007, and to include purchase accounting impacts of the acquisition of PDC by Freeport, was included in the consolidated quarterly financial statements in Freeport’s Quarterly Report on Form 10-Q for the period ended March 31, 2007 filed with the Securities and Exchange Commission.
     (l) Except as set forth in Schedule 2.4(l), upon delivery, the Company Group Financial Information shall have been prepared in accordance with United States GAAP consistently applied through the periods indicated, and to the Sellers’ knowledge, is in material compliance with Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended, and present fairly in all material respects the financial condition of the Company Group on a combined basis at the respective dates indicated, subject, in the case of the Company Group Interim Financial Statements, to (i) normal year end and audit adjustments and any other adjustments described therein (in each case, which are not expected to be material); and (ii) the absence of footnotes thereto. For purposes of this Section 2.4(l), the Seller’s knowledge of the material compliance of the Company Group Financial Information with Regulation S-X shall be the actual knowledge of Kathleen Quirk, Don Whitmire and Pat Prejean.
     2.5 Absence of Undisclosed Liabilities. Except (i) as reflected or reserved against on the financial statements referenced in Section 2.4, (ii) for Liabilities incurred in the Ordinary Course of Business since March 31, 2007, (iii) for Liabilities incurred in connection with the transactions contemplated by this Agreement, (iv) for Liabilities reflected in Schedule 2.5 or the other Schedules, (v) for Liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (vi) Liabilities incurred at the written request or with the written consent of the Purchaser, the members of the Company Group have not incurred any Liabilities that would be required to be set forth on a combined balance sheet of the Company Group prepared in accordance with United States GAAP in a manner consistent with the past accounting practices of the Company Group.
     2.6 Assets and Properties.
     (a) Schedule 2.6(a) lists all material items of real property owned by members of the Company Group (the “Owned Real Property”) as of the date hereof. Except as set forth in Schedule 2.6(a), the applicable member of the Company Group has (i) legal and beneficial ownership of each item of Owned Real Property, and (ii) a valid leasehold estate in each item of Leased Real Property, in each case, with respect to clauses (i) and (ii) above, free and clear of all Liens other than Permitted Liens.

     (b) Schedule 2.6(b) lists all material real property leased by members of the Company Group (the “Leased Real Property”). The agreements related to the Leased Real Property are valid and binding agreements of the parties thereto, and except as set forth on Schedule 2.6(b), no member of the Company Group or, to the Sellers’ Knowledge any other party, is in breach or default or would, with the giving of notice or lapse of time or both, be in breach or default under any terms of any such agreement. Except as set forth in Schedule 2.6(b), there are no leases, subleases, licenses or other agreements granting to any Person other than a member of the Company Group any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof. There is no pending or, to the Sellers’ Knowledge, Threatened Proceeding that is reasonably likely to interfere with the quiet enjoyment of any Leased Real Property.
     (c) The applicable member of the Company Group has legal and beneficial ownership of, or valid leasehold interests in, all of the tangible personal property and assets used in or reasonably necessary for the continued conduct of the Business as currently conducted, in each case free and clear of any Liens other than Permitted Liens. Schedule 2.6(c) sets forth a complete and correct list of all leases and licenses relating to tangible personal property used in the business, in each case which involve aggregate payments or receipts in excess of $100,000 per annum.
     (d) Except as set forth in Schedule 2.6(d), or as contemplated in the Transition Services Agreement, (i) all of the tangible assets used in the conduct of the Business are or will be at the Closing owned, licensed, or leased by a member of the Company Group (collectively, the “Business Assets”); (ii) other than Sellers’ Marks and the Company PD Marks, none of the Sellers nor any Affiliate of the Sellers will own or use after the Closing any assets used in the Business or be entitled to any payments in respect of the use of any assets used in the Business; and (iii) the Business Assets, together with the Owned Real Property and the Leased Real Property, comprise all the assets used or held for use in the Business or that are reasonably necessary for the continued conduct of the Business, as currently conducted by the members of the Company Group.
     (e) Except as scheduled on Schedule 2.6(e), the Business Assets are adequate for the purposes for which such Business Assets are currently used, and are in adequate operating condition (subject to normal wear and tear, taking into account the age of the Business Assets).
     (f) The foregoing statements in this Section 2.6 shall not cover those items of property and assets otherwise addressed by Section 2.7 (covering contracts), Section 2.8 (Employment Agreements and Benefits), Section 2.10 (covering intellectual property) and Section 2.16 (covering insurance).
     2.7 Contracts.

     (a) Schedule 2.7(a) lists all Contracts. For purposes of this Agreement, “Contracts” means all agreements, contracts and commitments of the following types to which any member of the Company Group is a party, or by or to which any of their respective assets or properties are bound or subject, as of the date hereof (other than real property leases, labor or employment-related agreements, intellectual property licenses and insurance policies, to the extent that they are provided for in Sections 2.6, 2.8, 2.10 and 2.16, respectively):
     (i) joint venture, partnership and other agreements (however named) involving a sharing of profits, losses, costs, or Liabilities by any member of the Company Group with any other Person;
     (ii) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit (other than trade credit to customers), in any case in excess of $1,000,000;
     (iii) distribution and marketing agreements which require payment by any member of the Company Group after the date hereof of more than $500,000 in any one calendar year;
     (iv) each agreement that involves performance of services or delivery of goods or materials by one or more members of the Company Group of an amount or value in excess of $500,000;
     (v) each agreement that involves performance of services or delivery of goods or materials to one or more members of the Company Group of an amount or value in excess of $500,000;
     (vi) each agreement that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more members of the Company Group in excess of $500,000;
     (vii) each agreement providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods that involves expenditures or receipts in excess of $500,000;
     (viii) other agreements, contracts and commitments which require payment by any member of the Company Group after the date hereof of more than $500,000 in any one calendar year;
     (ix) each agreement providing for a guaranty of or indemnity for any other Person’s obligations in excess of $500,000;

     (x) each agreement with respect to the settlement of any litigation related to the Business in excess of $500,000;
     (xi) each agreement with any Governmental Authority, including, those relating to (A) compliance with applicable law, (B) tax abatement or deferral, (C) incentives or subsidies to build, modernize or expand any plants or facilities and increase the other capital expenditures with respect thereto, (D) commitments to hire, employ and train any number or group of individuals, or (E) sales to any Governmental Authority;
     (xii) each agreement for capital expenditures in excess of $500,000;
     (xiii) each agreement which contains a right of first refusal with respect to the sale of any assets of the Business or any equity interest in any member of the Company Group;
     (xiv) contracts of the Company Group with or for the benefit of the Sellers or any of their respective Affiliates other than a member of the Company Group;
     (xv) contracts prohibiting or restricting in any material respect any business activity of any member of the Company Group or any Affiliate thereof or restricts any member of the Company Group or any Affiliate thereof to engage in any line of business or to compete with any Person;
     (xvi) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any member of the Company Group;
     (xvii) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements relating to the acquisition, lease or disposition by the Sellers of material assets and properties or any capital stock or other equity interest of any member of the Company Group, in each case which was entered into by the Sellers or any member of the Company Group after December 31, 2005 or with respect to which there remains any continuing obligations on the part of a member of the Company Group;
     (xviii) any other agreement (written or oral) which is not terminable within twelve months or less and which require the payment by any member of the Company Group after the date hereof or more than $500,000 in any one calendar year; and
     (xix) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     (b) Except as set forth in Schedule 2.7(b):
     (i) the Sellers have made available to the Purchaser true and correct copies of all of the Contracts;
     (ii) each Contract is a valid and binding agreement, and is enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity, and by bankruptcy, insolvency, receivership, conservancy or liquidation, and similar laws affecting creditors’ rights and remedies generally;
     (iii) the applicable member of the Company Group is in compliance with its material obligations under the Contracts; and
     (iv) the Sellers are not in default, and have not received any written notice regarding any default, under any Contract, and to the Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any member of the Company Group or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract;
     (v) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any member of the Company Group under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.
     2.8 Employment Agreements and Benefits.
     (a) Employment Agreements. Schedule 2.8(a) lists all material employment and consulting agreements (including severance, retention and change of control agreements) with any Business Employees or to which any member of the Company Group is a party, other than agreements that by their terms may be terminated or canceled by any other member of the Company Group a party thereto with notice of not more than the greater of ninety days (90) days and the period of notice required under applicable law, in each case, without the incurrence of a penalty.
     (b) Employee Benefit Arrangements. Schedule 2.8(b) lists all Benefit Plans other than government mandated plans. With respect to each Benefit Plan, Sellers have heretofore made available to the Purchaser (i) a complete and correct copy of the Benefit Plan and any amendments thereto; (ii) each summary plan description and summary of material modifications; and (iii) the most recently filed annual reports filed with the applicable jurisdiction. Except as specifically identified as such on Schedule 2.8(b), none of the Sellers sponsors, maintains, contributes to, or is obligated to contribute to, any

Benefit Plan which is maintained exclusively for the benefit of the Business Employees located in the United States.
     (c) Employee Benefit Plan Liabilities. Except as disclosed in Schedule 2.8(c), (i) there are no material liabilities in respect of any Benefit Plan that has not been accrued or reserved for in accordance with United States GAAP or another appropriate financial accounting standard in accordance with customary practice in the applicable jurisdiction or otherwise disclosed in writing to the Purchaser; and (ii) none of the assets of any member of the Company Group are subject to a Lien under ERISA, the Code or other applicable law and there are no facts that could reasonably be likely to form the basis for such a Lien. None of the Sellers nor any member of the Company Group have any express or implied commitment with respect to the Business to (A) create, incur any material liability with respect to or cause to exist any other Benefit Plan; (B) enter into any contract or agreement to provide compensation or benefits to any individual; or (C) to modify, change or terminate any Benefit Plan other than with respect to a modification, change or termination required by this Agreement, ERISA, the Code or to otherwise comply with applicable law.
     (d) No Proceedings. Except as disclosed in Schedule 2.8(d), there are no Proceedings (other than routine claims for benefits) asserted or pending or, to Sellers’ knowledge, Threatened against any Benefit Plan, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans.
     (e) Benefit Plan Compliance. Except as disclosed in Schedule 2.8(e), (i) all contributions and other payments to any Benefit Plan that may have been required to be made in accordance with the terms of the Benefit Plan, ERISA, the Code or other applicable law have been timely made or, if due but not yet payable, properly accrued; and (ii) all Benefit Plans are, and each has been administered and operated, in compliance, in all material respects, with the requirements prescribed by applicable law and the terms of such Benefit Plans.
     (f) Tax Qualification. Each Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the IRS, and is awaiting receipt of a response), and, to the Sellers’ Knowledge, nothing has occurred since the date of any such determination letter that will adversely affect such qualification or be expected to result in the revocation of the trust’s tax-exempt status.

     2.9 Labor Matters. Except as set forth in Schedule 2.9, since January 1, 2006, no member of the Company Group has been or is a party to any collective bargaining agreement and there has not been, there is not presently pending or existing, and to the Sellers’ Knowledge there is not Threatened, against any member of the Company Group, (a) any strike, work stoppage, slowdown, picketing, lockout or grievance or other labor dispute, (b) any Proceeding against or affecting any member of the Company Group relating to the alleged violation of any applicable law pertaining to labor relations or employment matters, organizational activity, or other labor or employment dispute against or affecting any member of the Company Group or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. Each member of the Company Group has complied in all material respects with all applicable laws relating to employment, nondiscrimination, immigration, wages, hours, vacations, profit sharing, benefits, collective bargaining, severance payments, the payment of social security and similar taxes, occupational safety and health, and plant closing. No member of the Company Group is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing applicable laws.
     2.10 Intellectual Property.
     (a) Schedule 2.10(a) lists, as of the date hereof, (i) all material patents, registered utility models and industrial designs, registered trademarks, service marks and domain names and registered copyrights included in the Owned Intellectual Property, (ii) all material licenses, sublicenses, or other agreements granting rights in, or pursuant to which any member of the Company Group or any Seller (other than from any other member of the Company Group) is licensed or authorized by others to use or exploit any of the Business Intellectual Property, other than licenses for commercially available “off-the-shelf” software (the “Inbound Licenses”), and (iii) all agreements granting rights in the Owned Intellectual Property to any Person (other than from any member of the Company Group to another member of the Company Group) (the “Outbound Licenses”).
     (b) The representations and warranties set forth in Section 2.7(b) shall apply to the Inbound Licenses and the Outbound Licenses.
     (c) Except as set forth on Schedule 2.10(c), all required maintenance, annuity, registration or renewal fees due as of the date hereof related to any of the Owned Intellectual Property that is issued, registered or subject to an application have been satisfied or paid.
     (d) Except as set forth in Schedule 2.10(d), members of the Company Group own, or have the contractual right to use, all material Intellectual Property used or held for use in the Business (collectively, the “Business Intellectual Property”). Except as set

forth on Schedule 2.10(d), to the Sellers’ Knowledge, the Owned Intellectual Property, which is set forth on Schedule 2.10(a), is subsisting, valid and in full force and effect.
     (e) Except as set forth on Schedule 2.10(e), no rights or permission of any member of the Company Group or to Sellers’ Knowledge any other party are necessary to use, make, manufacture, reproduce, distribute, display, perform, market, license, sell, offer to sell, modify, adapt, translate, enhance, improve, update, and/or create derivative works based upon the Owned Intellectual Property.
     (f) To Sellers’ Knowledge, the Owned Intellectual Property has been applied, registered, renewed, transferred, owned, licensed and/or used in compliance in all material respects with all laws governing or regulating intellectual and industrial property (“Intellectual Property Laws”) and neither any Seller nor any member of the Company Group has received any written communications that challenges the legality, validity, enforceability, use or ownership, as applicable, of the Owned Intellectual Property, or alleges that any Seller (with respect to the Business only) or any member of the Company Group has not been in compliance in all material respects with Intellectual Property Laws.
     (g) Except as set forth in Schedule 2.10(g), members of the Company Group own or are licensed or otherwise possess legally enforceable rights to use all of the Business Intellectual Property, free and clear of all Liens other than Permitted Liens. As of the date hereof, there exists no nullity and/or cancellation proceedings exercised by third parties against any of the Owned Intellectual Property. To the Sellers’ Knowledge, as of the date hereof, there exists no governmental prohibition or restriction on the use of any of the Owned Intellectual Property in any jurisdiction or on the export or import of any of the Owned Intellectual Property from or to any jurisdiction.
     (h) Except as set forth in Schedule 2.10(h), as of the date hereof, (i) no member of the Company Group or any Seller has received any written notice or claim to the effect that (A) the operation of the Business, or (B) the making, using or selling of any product of the Business or the preparation, distribution, marketing or licensing thereof, or (C) the use by any Seller or any member of the Company Group of any of the Owned Intellectual Property is infringing on, misappropriating, or otherwise violating the proprietary rights of any Person, including without limitation, in respect of such Person’s Intellectual Property, and (ii) to the Sellers’ Knowledge, there has been and there currently is no infringement or anticipated infringement by any Person of the Owned Intellectual Property set forth on Schedule 2.10(a).
     2.11 Litigation; Orders.
     (a) Except as otherwise set forth in Schedule 2.11(a), there is no pending material Proceeding: (i) that has been commenced by or against any member of the

Company Group, or any of their respective assets or properties; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of the Sellers, no such material Proceeding has been Threatened.
     (b) Except as set forth in Schedule 2.11(b): (i) there is no material Order to which any member of the Company Group, or any of the assets owned or used by any member of the Company Group is subject; (ii) no Seller is subject to any material Order that relates to the Business, or any of the assets owned or used by, any member of the Company Group; and (iii) no officer, director, agent, or employee of any member of the Company Group is subject to any material Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.
     2.12 Taxes. Except as set forth in Schedule 2.12:
     (a) All material Tax Returns required to be filed by or with respect to each member of the Company Group on or prior to the Closing Date with respect to the members of the Company Group, have been filed (or will have been filed prior to the Closing Date with respect to the members of the Company Group). All such Tax Returns were correct and complete in all material respects, and were prepared in substantial compliance with applicable laws and regulations.
     (b) [Intentionally omitted].
     (c) Except as set forth in Schedule 2.12 or as reflected or reserved against in the Financial Statement, all material Taxes required to be paid on or before the Closing Date have been paid regardless of whether such Taxes have been shown on a Tax Return (or will have been paid prior to the Closing Date).
     (d) [Intentionally omitted].
     (e) All Employment and Withholding Taxes required to be paid or withheld by or on behalf of any member of the Company Group in connection with any amounts paid or owning to any employee, independent contractor, creditor, stockholder, or other third party, have been paid or properly set aside in accounts for such purpose.
     (f) To the Knowledge of the Sellers, there is no investigation or other proceeding pending, Threatened or expected to be commenced by any taxing authority for any jurisdiction where any member of the Company Group does not file Tax Returns with respect to a particular Tax that may lead to an assertion by such taxing authority that any of member of the Company Group is or may be subject to a particular Tax in such jurisdiction.

     (g) There are no material pending, Threatened or proposed audits, examinations or other proceedings, or assessments or other claims for assessment or collection of Taxes with respect to the business or assets or any member of the Company Group that is being asserted against the Sellers or any member of the Company Group as of the date hereof or as of the Closing Date, other than such claims that have been fully resolved or settled or reserved against in the Company Group Financial Information.
     (h) No written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by any member of the Company Group is in effect as of the date hereof.
     (i) No member of the Company Group is, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other taxing authority) within which to file any Tax Return not previously filed.
     (j) There are no tax allocation or tax sharing agreements between any member of the Company Group, on the one hand, and any of the Sellers or any of their respective Affiliates (other than any member of the Company Group), on the other hand, that will be binding on the Purchaser or any member of the Company Group after the Closing Date, and no Member of the Company Group has any Liability for Taxes of any other person or entity (other than the members of the other Company Group) under Treasury Regulation Section 1.1502-6 (or any applicable foreign tax law provision similar to Treasury Regulation Section 1.1502-6) as a transferee or successor, by contract or otherwise. To the Knowledge of the Sellers, there are no tax allocation or tax sharing agreements with respect to which any of the Minority Interest Companies is a party.
     (k) No member of the Company Group is, or has a direct or indirect ownership interest in, any entity or arrangement (including for these purposes a joint venture) that is treated as a partnership or disregarded entity for United States federal income tax purposes.
     (l) There are no material liens for Taxes (other than Taxes not yet due and payable) upon the assets of any member of the Company Group.
     (m) To the Knowledge of the Sellers, there are no material rulings by, or other material tax agreements with, any taxing authority that will terminate as a result of the transactions contemplated herein. No power of attorney currently in force has been granted by any member of the Company Group concerning any Tax matter.

     (n) Schedule 2.12 lists all foreign, federal, state and local income Tax Returns filed with respect to any member of the Company Group for taxable periods ending after December 31, 2004.
     2.13 Absence of Changes. Since March 31, 2007 through the date hereof, except as otherwise specifically contemplated by this Agreement, as set forth in Schedule 2.13, (a) the Business of the Company Group taken as a whole has been conducted in all material respects in the Ordinary Course of Business (b) there has been no Material Adverse Effect, (c) no member of the Company Group has taken any action, or failed to take any action, which if taken or not taken after the date hereof would constitute a breach of Section 4.2.1, and (d) no member of the Company Group has:
     (a) issued, sold, granted, purchased or redeemed any shares of its capital stock or any securities convertible into or exchangeable for such shares of capital stock;
     (b) granted any stock option, warrant or other right to purchase shares of capital stock;
     (c) amended any of the terms, rights or preferences of any outstanding security;
     (d) mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Permitted Liens;
     (e) increased the compensation of any officer, employee, independent contractor or agent, other than (A) as required by any agreement in effect on the date hereof, (B) to comply with applicable law, or (C) in the Ordinary Course of Business;
     (f) disposed, leased or otherwise transferred any material properties or assets except inventory in the Ordinary Course of Business;
     (g) canceled or forgiven any material debts or claims;
     (h) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, shares or property) to the Sellers or their respective Affiliates in respect of, any of its capital shares or other equity or voting interests;
     (i) amended or made any changes in any organizational documents;
     (j) liquidated, dissolved or wound up its operations;
     (k) made any material tax elections;

     (l) made any loan or advance (other than advances to employees in the Ordinary Course of Business for travel and entertainment) to any Person;
     (m) terminated or modified any Contract or made any material amendment thereto except in the Ordinary Course of Business;
     (n) incurred damage to or destruction or loss of any material asset or property;
     (o) made any material change in any of the accounting methods used; or
     (p) entered into any agreement or arrangement to do any of the foregoing.
     2.14 Governmental Authorizations; Compliance with Law. Except as set forth in Schedule 2.14, the applicable members of the Company Group hold all material approvals, licenses, permits, consents, waivers and other governmental authorizations (the “Permits”) necessary to conduct the business of the Company Group, taken as a whole, as currently conducted. Except as set forth in Schedule 2.14, no event has occurred or other fact exists with respect to the Permits that allows, or after notice or lapse of time or both, would allow, revocation or termination of any of the Permits or would result in any other impairment of the rights of the holder of any of the Permits, except that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.14, since January 1, 2006, no member of the Company Group is in, and no member has received any written notice of any, violation of any statute, rule, regulation, law, judgment, order, decree, permit, concession, franchise, or other governmental authorization or approval applicable to it or to any of its properties, except for violations that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. This Section 2.14 does not relate to employee benefits, tax or environmental matters, which are addressed solely in Sections 2.8, 2.12 and 2.15, respectively.
     2.15 Environmental Matters. Except as set forth in Schedule 2.15:
     (a) the members of the Company Group, the Owned Real Properties and the Leased Real Properties are and since September 1, 2002 have been in material compliance with all applicable Environmental Laws;
     (b) the members of the Company Group have obtained since September 1, 2002, have been and are in material compliance with, all applicable Environmental Permits;
     (c) neither the Sellers nor the members of the Company Group have received from any Person, any written notice of violation, non-compliance, Liability or potential Liability under any applicable Environmental Laws, other than in connection with matters that have been fully and finally resolved and for which there are no continuing Liabilities;
     (d) there are no Environmental Proceedings, written demands, notices or other claims, either pending or to the Knowledge of the Sellers and the members of the Company Group, Threatened, against the members of the Company Group regarding any actual, potential or alleged Liability or obligation under, or violation of, any applicable Environmental Laws with respect to the members of the Company Group, the Owned Real Properties or the Leased Real Properties or any real property formerly owned or leased by any member of the Company Group;
     (e) no members of the Company Group are currently remediating any condition resulting from the Release of or threatened Release of Hazardous Substances at or any real property formerly owned or leased by any member of the Company Group from any Owned Real Property, Leased Real Property, any off-site waste disposal location;
     (f) the members of the Company Group (i) have all material Environmental Permits necessary for the conduct of the Business by the members of the Company Group, including for the ownership and use of the Owned Real Property and the Leased Real Property; and (ii) all such Environmental Permits are in force and all renewal applications timely applied for;
     (g) the members of the Company Group have not disposed of any hazardous wastes on the Owned Real Property or the Leased Real Property in violation of any Environmental Law;
     (h) the members of the Company Group have not Released any Hazardous Substances at the Owned Real Property or Leased Real Property which have given rise to Liability under applicable Environmental Laws, other than such Liabilities for which there are no continuing obligations;
     (i) to the Knowledge of the Sellers and the members of the Company Group no lien or super lien has been imposed on any of the Owned Real Property or Leased Real Property in connection with any Environmental Liability;
     (j) there are no underground storage tanks currently in use at the Owned Real Property or Leased Real Property in violation of applicable Environmental Laws;
     (k) to the Knowledge of the Sellers and the members of the Company Group, no off-site waste disposal location to which hazardous wastes from the members of the Company Group, the Owned Real Property or the Leased Real Property have been taken are the subject of any Environmental Proceedings;

     (l) no part of the Owned Real Property or Leased Real Property contains PCBs or urea formaldehyde in a condition that violates applicable Environmental Laws;
     (m) to the Knowledge of the Sellers and the members of the Company Group, no Hazardous Substances are migrating to any Owned Real Property or Leased Real Property from another location for which any member of the Company Group has Liability under applicable Environmental Laws.
     Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, matters arising under Environmental Laws shall be governed exclusively by this Section 2.15.
     2.16 Insurance.
(a)	Schedule 2.16(a) sets forth the a true, complete and correct list of all current material insurance policies or binders of insurance (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) that any member of the Company Group has obtained other than insurance and binders of insurance obtained through Freeport’s global insurance program (the “Company Group Policies”), the name of the insurer, the name of the policyholder, and the name of each covered insured and the policy number and the period of coverage.

(b)	Except as set forth on Schedule 2.16(b), no Seller or any member of the Company Group has received any notice of any cancellation, termination, or revocation regarding any of the Company Group Policies.
     (c) No Seller or any member of the Company Group has received any notice of cancellation, termination, revocation, limitation or any other indication that any Company Group Policy is no longer in full force and effect, will not be renewed or that the issuer of any such policy is not willing or able to perform its obligations thereunder.
     (d) The members of the Company Group have paid all premiums due, and have otherwise performed all of their respective obligations, under each Company Group Policy.
     2.17 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Sellers or any member of the Company Group in such manner as to give rise to any valid claim against the Sellers or any member of the Company Group for any brokerage or finder’s commission, fee or similar compensation, except for BlackEagle Partners, LLC, the fees of which shall be paid by the Sellers, and pursuant to the Tender Agreement.
     2.18 No Illegal Payments. The members of the Company Group are in compliance in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq., and, to the Knowledge of the Company Group, are not and have not been charged, or under investigation, with respect to any violation of such law.
     2.19 No Sales of Asbestos Cable and Wire in the United States. No member of the Company Group has ever designed, manufactured, marketed, distributed or sold wire and cable products containing asbestos from within the United States and/or to any Persons in the United States. None of the Sellers or any member of the Company Group has received any written claim or notice of, or to the Knowledge of the Sellers been Threatened with, any claims alleging exposure to asbestos from products designed, manufactured, marketed, distributed or sold by any member of the Company Group within the United States and/or to any Persons in the United States. For purposes of the foregoing, the “United States” shall be deemed to refer to the United States of America, including, the fifty states and the territories of the United States.
     2.20 Subsidiaries in Liquidation. Schedule 2.20 sets forth the members of the Company Group that are inactive or are presently in the process of being liquidated and wound up (the “Liquidating Subsidiaries”). Upon consummation of the Closing, the Liquidating Subsidiaries shall be completely free of any Liability.
     2.21 [Intentionally omitted.]
     2.22 Intercompany Transactions.
     (a) Except as set forth in Schedule 2.22(a), (i) none of the Sellers, any Affiliates of the Sellers, any officer or director of any thereof or any officer or director of any member of the Company Group has any interest in any property used in the Business; (ii) no such Person is indebted or otherwise obligated to any member of the Company Group; and (iii) no member of the Company Group is indebted or otherwise obligated to any such officer or director or entity, except for amounts due to officers and directors under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses.
     (b) Except as set forth in Schedule 2.22(b) or as set forth in this Agreement or any ancillary agreement referred to herein or contemplated hereby, the consummation of the transactions contemplated by this Agreement will not (either alone, upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from any member of the

Company Group to any Seller, any Affiliate of any Seller or any officer or director of any Seller or any Affiliate of any Seller.
     2.23 Product Liability and Related Matters. Except as disclosed in Schedule 2.23, there are no existing or Threatened in writing products liability, warranty or other similar claims against any member of the Company Group for products which are defective or fail to meet any product warranties in excess of $300,000 in the aggregate. Except as set forth in Schedule 2.23, during the three (3) years preceding the execution of this Agreement, there have been, and currently are, no Orders by any Governmental Authority stating that any product manufactured, sold, designed, marketed, installed or distributed at any time by any member of the Company Group, or by the Seller with respect to the Business (“Products”), is defective or unsafe or fails to meet any product warranty or any applicable standards promulgated by such Governmental Authority. Since December 31, 2005, none of the Products has been subject to recall.
     2.24 Suppliers and Customers. The Sellers have made available to the Purchaser true and correct copies of each written agreement, if any exists, with any of the twenty (20) largest customers of the Business. Schedule 2.24 lists (a) the twenty (20) largest suppliers of the Business and (b) the twenty (20) largest customers of the Business. Except as set forth in Schedule 2.24, since December 31, 2006, there has not been any material adverse change in the business relationships of any member of the Company Group or any Seller with any of customers or suppliers set forth on Schedule 2.24, and to the Knowledge of the Sellers, no such customer or supplier has Threatened to terminate its relationship with any member of the Company Group or any Seller to change the terms of such relationship in any way which would be materially adverse to the Business. The business relationship of the Company Group or the Sellers with each of such customers and suppliers has been conducted on an arms’ length relationship.
     2.25 No Cartels. Except as otherwise set forth in Schedule 2.25, no Proceeding has been commenced, and none is pending, against any member of the Company Group, the Sellers or any Affiliates thereof or that otherwise relates to or may affect the Business, or any of the assets or rights owned or used in the Business. No such Proceeding has been Threatened against any member of the Company Group, the Sellers or any Affiliates thereof, that alleges that any member of the Company Group, the Sellers or any Affiliate thereof has been engaged or is engaging in any anticompetitive activity or collusion with competitors with respect to the Business, including agreements on price-fixing, total industry output, market shares, allocation of customers, allocation of territories, bid-rigging, establishment of common sales agencies, division of profits or combination of the foregoing.
     2.26 Bank Accounts; Power of Attorney. Schedule 2.26 sets forth (a) the name of each bank in which any member of the Company Group has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the names of all Persons, if any, holding powers of attorney from the Sellers or any Affiliates thereof. The Sellers have made available to the Purchaser true and correct copies of the powers of attorney set forth on Schedule 2.26.
     2.27 [Intentionally omitted.]
     2.28 Information Technology.
     (a) Except as set forth in Schedule 2.28(a), all material Information Technology currently used in connection with the operations of the Company Group or which relates to the Business is either owned by a member of the Company Group or leased or licensed to the Company Group.
     (b) To the Knowledge of the Sellers, there are no defects in the Information Technology owned or used by any member of the Company Group which are reasonably likely to have any kind of substantial and material adverse impact on the Business.
     (c) Except as set forth in Schedule 2.28(c), no notice of defect has been sent or received by any Seller or any member of the Company Group in respect of any material license or lease under which any member of the Company Group, or any subsidiary thereof, receives Information Technology.
     (d) To the Sellers’ Knowledge, all of the Software owned by the Sellers or a member of the Company Group is free of bugs, defects, errors, viruses or other corruptants, in each case where such item would materially affect the use or operation of such Software.
     3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers as follows:
     3.1 Corporate Status and Authority. Each Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of their jurisdictions of incorporation or formation and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement have been duly authorized by the board of directors of the Purchaser, which approval constitutes all necessary corporate action on the part of the Purchaser for such authorization. This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Sellers) constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

     3.2 No Conflicts, Consents and Approvals, etc.
     (a) Except as set forth in Schedule 3.2(a), neither the execution, delivery and performance of this Agreement by the Purchaser, nor the consummation of the transactions contemplated hereby will (i) conflict with the certificate of incorporation, or by-laws of the Purchaser, (ii) conflict with, breach or violate or cause a default under, give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, any mortgage, agreement, indenture or any other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, or (iii) contravene, conflict with or otherwise violate any law or give any Governmental Authority or any other Person the right to challenge the consummation of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any law or judgment, order or decree to which the Purchaser or any of its assets may be subject; provided, however, that no representation or warranty is made hereunder with respect to any United States federal or state antitrust laws or similar foreign laws;
     (b) No material consent, approval, authorization of, registration, qualification, declaration, or filing with any Governmental Authority is required on the part of the Purchaser, in connection with the execution and delivery of this Agreement or any other agreement, instrument or document contemplated hereby or the consummation of the transactions contemplated hereby or thereby except filings, consents or approvals (i) that are required with respect to applicable Non-U.S. Antitrust Laws or (ii) others that, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
     (c) No material Third Party Consents are required for the consummation of the transactions contemplated by this Agreement under the terms of any agreement, indenture or other instrument to which any Purchaser is a party or by which the Purchaser is bound.
     3.3 Financial Ability to Perform. The Purchaser will have the available funds that are sufficient to enable it to consummate the transactions contemplated by this Agreement.
     3.4 Litigation. There is no material pending Proceeding: (i) that has been commenced by or against the Purchaser; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

     3.5 Purchase for Investment. Each Purchaser is acquiring the Shares for its own account, for the purpose of investment only and not with a view toward any resale or distribution thereof except in compliance with the applicable securities laws.
     3.6 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Purchaser, the Sellers or any member of the Company Group for any brokerage or finder’s commission, fee or similar compensation, except for Merrill Lynch & Co., the fees of which will be paid by the Purchaser, and pursuant to the Tender Agreement.
     4. Certain Covenants.
     4.1 Consents; Obligations of the Parties.
     (a) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closings to occur, including without limitation (i) taking such actions as are contemplated by Section 4.1(c) and (ii) defending against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable to be vacated or reversed.
     (b) The Sellers and the Purchaser shall as promptly as practicable, but in no event more than fifteen (15) days after the date of this Agreement, make the filings required of it or any of their respective Affiliates under the Non-U.S. Antitrust Laws of Brazil, South Africa and Zambia. The Sellers and the Purchaser shall as promptly as practicable comply with any other laws of any country that are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval or authorization of, or filing with, any Governmental Authority or any other person in connection with such transactions is necessary.
     (c) Each of the Sellers and the Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing that is necessary under any action contemplated by Section 4.1(b). The Sellers and the Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Authority and shall comply promptly with any such inquiry or request. If a party hereto intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite representatives of the other party to participate in the meeting with the Governmental Authority unless prohibited by such Governmental Authority. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing. Each of the Sellers and the Purchaser shall use their respective reasonable best efforts to obtain any clearance required under Non-U.S. Antitrust Laws or any other consent, approval or authorization of any Governmental Authority necessary for the purchase and sale of the Shares; provided, however, that notwithstanding anything in this Agreement to the contrary, the Purchaser shall not be obligated to incur any extraordinary expense in connection with such efforts or to satisfy any objection of, or accept or proffer any willingness to accept, any condition requested, sought or imposed by any Governmental Authority that would require the divestiture or an agreement to hold separate pending such divestiture or pending the receipt of any regulatory approvals, of any assets or businesses of the Purchaser or any of their respective Affiliates.
     (d) Each of the Purchaser, on the one hand, and the Sellers, on the other hand, shall pay fifty percent (50%) of any fee or payment to a Governmental Authority under any Non-U.S. Antitrust Law.
     4.2 Obligations of the Sellers.
     4.2.1 Interim Conduct of Business. From the date hereof until the Closing, except as set forth in Schedule 4.2.1 hereto, as contemplated by this Agreement or as otherwise consented to by the Purchaser in writing (such consent not to be unreasonably conditioned, withheld or delayed), the Sellers shall cause each member of the Company Group:
     (a) to carry on its business in the Ordinary Course of Business and use its commercially reasonable efforts to preserve intact its present business organization and to preserve its relationships with customers, suppliers and others having business dealings with it;
     (b) not to declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property) to the Sellers, their respective Affiliates or any other Person in respect of, any of its capital shares or other equity or voting interests or securities exercisable or exchangeable for, or convertible into, any such shares or interests;

     (c) not to amend its charter documents or by-laws (or other governing documents) or take, agree to take or authorize any action to wind up its affairs or dissolve;
     (d) not to sell, assign, transfer, convey, pledge or encumber, or grant any Lien, other than a Permitted Lien, on any of its assets and properties, other than assets and properties having a value of not more than $500,000 in the aggregate, except the sale, consignment, transfer and conveyance of inventory to customers of the Business in the Ordinary Course of Business;
     (e) not to amend any Benefit Plan in any material respect or establish any new arrangement that would (if it were in effect on the date hereof) constitute a Benefit Plan, or take any action to increase the rate of compensation of its employees or officers, other than in the Ordinary Course of Business (including ordinary renewals of health and welfare benefit plans) or to the extent required under any Benefit Plan, collective bargaining agreement, labor agreement, works council agreement or other contractual arrangement or by applicable law;
     (f) not to issue, sell, transfer or encumber any capital shares or other equity or voting interests of any member of the Company Group or any Minority Interest Company, securities exercisable or exchangeable for or convertible into any such shares or interests of any member of the Company Group or any Minority Interest Company, or warrants, options or other rights to acquire any such shares or interests, other than pursuant to the terms of any awards issued under a Benefit Plan;
     (g) not to make any material change to its accounting procedures or practices, except as required by applicable GAAP or applicable law;
     (h) not to cancel any debts owing to or held by any member of the Company Group, except for debts cancelled in the Ordinary Course of Business in connection with the collection of accounts receivable;
     (i) subject to Section 4.2.1(n), not to settle or compromise any actions, suits or proceedings that would obligate any member of the Company Group to make any payment of an amount in excess of $500,000, in the aggregate or enter into any consent, injunction or similar restraint or equitable relief in settlement of any actions, suits or proceedings;
     (j) not to (i) enter into or amend any contract, agreement or arrangement with any employee, executive officer, director or other Affiliate of the Company Group, other than (A) in the Ordinary Course of Business with respect to any such individual whose annual base salary does not exceed

$100,000, (B) to the extent required to comply with applicable law (including Section 409A of the Code), or (C) to the extent required by an existing agreement, contract, agreement or arrangement or Benefit Plan, or (ii) other than in the Ordinary Course of Business, hire any employee, executive officer, director or other Affiliate of the Company Group and enter into a contract, agreement or arrangement with any such employee, executive officer, director or other Affiliate of the Company Group;
     (k) to refrain from entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Contract, other than in the Ordinary Course of Business;
     (l) not to incur any indebtedness or guarantee any indebtedness of another Person, except for indebtedness for borrowed money incurred in the Ordinary Course of Business in an amount not in excess of $5,000,000 in the aggregate;
     (m) not to terminate or fail to renew any material Permits;
     (n) not to make any Tax elections with respect to, or settle or compromise any Tax Liability of, any member of the Company Group or the Business, other than any such election, settlement or compromise as would not be reasonably likely to result in any adverse tax impact on such Person or the Business for any tax period ending on or after the Closing Date;
     (o) not to agree or commit, whether in writing or otherwise, to do any of the foregoing referred to in clauses (a)-(o); and
     (p) to advise the Purchaser promptly of any fact, condition, occurrence or change known to the Sellers that would reasonably be expected to have a Material Adverse Effect or cause a breach of this Section 4.2.
     4.2.2 Intercompany Obligations. At or prior to the Closing, the Purchaser and the Sellers shall cause the types of Liabilities owing by members of the Company Group to the Sellers and their Affiliates, on the one hand, and by the Sellers and their Affiliates to members of the Company Group, on the other hand, in each case, as set forth on Schedule 4.2.2, to be settled in the manner contemplated by Schedule 4.2.2. For the avoidance of doubt, the amounts of each type of Liabilities set forth on Schedule 4.2.2 are for informational purposes only and reflect Sellers’ current good faith estimates of such types of Liabilities.
     4.2.3 Access and Information. From the date hereof until the Closing, subject to the Confidentiality Agreement referred to below, upon reasonable notice, the Sellers shall cause each member of the Company Group to give to the Purchaser and its representatives, including its potential lenders and other financing parties, reasonable access at all reasonable times during normal business hours to the properties, books and records of the members of the Company Group, and senior management personnel of the Sellers and the members of the Company Group, and furnish for inspection such information and documents in its possession relating to the Company Group as the Purchaser may reasonably request, provided that, in the exercise of the foregoing rights, the Purchaser shall not, and shall use their commercially reasonable efforts to cause their respective representatives not to, unduly interfere with the operation and conduct of the business of any member of the Company Group, and provided, further, that without the prior written consent of PDC, the Purchaser and their respective representatives shall not be entitled to any such access, information or documents (i) as to which, on the advice of counsel, the attorney-client privilege or attorney work-product doctrine is reasonably likely to be available or apply or (ii) the disclosure of which is restricted by contract or applicable law except in strict compliance with such contract or law, provided that the Sellers use their commercially reasonable efforts to obtain the required consent or approval to permit such disclosure. All such information and documents obtained by the Purchaser shall be subject to the terms of the Confidentiality Agreement, dated June 7, 2007 (the “Confidentiality Agreement”), between Purchaser and Freeport.
     4.2.4 Resignations. The Sellers shall cause each officer or member of the respective board of directors of any member of the Company Group that is an employee or officer of any Seller to submit his or her resignation as an officer or a member of such board of directors, effective as of the Closing Date and simultaneously cause the appointment in such positions of those individuals designated by the Purchaser.
     4.3 Taxes.
     (a) The Sellers shall pay and be responsible for (without duplication of amounts otherwise payable) (i) federal, state, local and foreign Taxes of or payable by or attributable to the members of the Company Group and (ii) any Liability for Federal, state, local or foreign Taxes asserted against the members of the Company Group under the provisions of Treasury Regulation Section 1.1502-6(a) that imposes several Liability on members of an affiliated group of Companies that file consolidated returns, or similar provisions of any foreign, state or local law, in respect of Taxes of the Sellers or any Affiliate of the Sellers or any other party (other than the members of the Company Group and any Minority Interest Companies) and payable by or attributable to any such company, in each case, for all taxable periods (or portions thereof) ending on or prior to the Closing Date, other than any such Taxes arising primarily from any act or omission by the Purchaser or, after the Closing Date, any of the members of the Company Group. The Purchaser shall pay and be responsible for and shall indemnify and hold harmless the Sellers and the Sellers’ Affiliates from and against all Taxes of or payable by or attributable to the members of the Company Group that are not described as being the responsibility of the Sellers in the first sentence of this Section 4.3(a). In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date, shall be deemed equal to the amount which would be payable if the taxable year ended at the time of the Closing Date and the Purchaser shall prepare books and working papers (including a closing of the books) that will demonstrate the income and activities of the members of the Company Group for the period ending at the time of the Closing, and such post-closing partial period. In the event that one party (the “Tax Indemnitor”) is obligated to indemnify the other party (the “Tax Indemnitee”) for any Tax under this Section 4.3(a), such indemnity amount shall be reduced by the present value of any future material Tax benefits reasonably likely to be realized by the Tax Indemnitee resulting from such Tax (such present value to be determined by mutual agreement of the Tax Indemnitor and the Tax Indemnitee or, if they are unable to agree, by the Tax Dispute Accountants pursuant to Section 4.3(h)).
     (b) Tax Returns.
     (i) Sellers’ Responsibility. The Sellers shall cause the members of the Company Group to join, for all taxable periods (or portions thereof) ending on or prior to the Closing Date, in (A) the consolidated federal income Tax Returns of the Sellers and (B) the consolidated, combined or unitary state, local or foreign income tax returns of or including the Sellers or any of their respective Affiliates (other than the members of the Company Group) with respect to which the members of the Company Group (x) has joined in the most recent taxable year or (y) are required by law to join in filing, and shall prepare and file all such Tax Returns. The Sellers shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns that are required to be filed by or in respect of the Company Group on or prior to the Closing Date. Any such Tax Returns with respect to which the Sellers are responsible for preparing and filing pursuant to this Section 4.3(b)(i) that include the taxable periods (or portions thereof) ending on or prior to the Closing Date with respect to the members of the Company Group shall, insofar as they relate to the members of the Company Group, be prepared on a basis consistent with the recent tax accounting practices previously utilized in the Tax Returns with respect to the members of the Company Group, except as otherwise required under applicable law.
     (ii) Purchaser’ Responsibility. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by or in respect of the Company Group other than those Tax Returns described as the Sellers’ responsibility in Section 4.3(b)(i) above and shall report on such Tax Returns (including any consolidated federal income Tax Return filed by the Purchaser) any transactions or events by or relating to any of the members of the Company Group after the Closing with respect to the members of the Company Group. Any such Tax Returns with respect to which the Purchaser are responsible for preparing and filing pursuant to this Section 4.3(b)(ii) that include the taxable periods (or portions thereof) ending on or prior to the

Closing Date with respect to the members of the Company Group shall, insofar as they relate to the members of the Company Group, (x) be on a basis consistent with the recent tax accounting practices previously utilized in the Tax Returns with respect to the members of the Company Group, except as otherwise required under applicable law, and (y) be submitted to the Sellers for their review and approval (which shall be delivered to the Sellers within a reasonable time prior to the filing date for the Sellers to review and approve such Tax Returns), such approval not to be unreasonably withheld.
     (iii) Cooperation. The Sellers and the Purchaser shall cooperate with each other, and after Closing Date the Purchaser shall cause the members of the Company Group to cooperate with the Sellers, with respect to the preparation and filing of any Tax Return for which the other is responsible pursuant to this Section 4.3(b). Without limiting the generality of the foregoing, with respect to all federal consolidated income Tax Returns and state and local consolidated, combined and unitary and foreign Tax Returns of the Sellers or any of their respective Affiliates for all taxable years (or portions thereof) ending on or prior to the Closing Date with respect to the members of the Company Group, the Purchaser shall cause the members of the Company Group to prepare accurately and completely and submit to the Sellers all “tax packages” (including all “foreign reporting packages”) and all other information reasonably requested by the Sellers and necessary for the preparation and filing of such Tax Returns by the Sellers no later the date reasonably required for the Sellers to review such documents and to satisfy any applicable Tax Return or other related informational filing requirements in a timely manner. In the event that, after having made inquiry of the Purchaser, the Sellers shall have good reason to believe that such tax packages, foreign reporting packages and other information will not be provided to the Sellers on a timely basis, the Sellers shall promptly notify Purchaser of their intention to, at the Purchaser’s expense, retain Ernst & Young LLP, or other accounting firm of its choice, to prepare such packages and information and submit the same to the Sellers. In that event, if the Purchaser is then unable to provide Sellers with reasonably adequate assurances that such Tax packages and information will be provided in a timely manner, then Sellers shall have the right to retain any such Tax accounting firm as described in the immediately preceding sentence. In the event the Sellers exercises its rights under the preceding sentence, the Purchaser shall cause the members of the Company Group to fully cooperate with and provide all necessary information and access to Ernst & Young LLP or such other accounting firm as may be necessary to enable it to accurately and completely prepare such packages and information for submission to the Sellers.
     (iv) Amended Returns. For all taxable periods (or portions thereof) ending on or prior to the Closing Date with respect to the members of the Company Group, the Purchaser shall not, and shall cause the members of the Company Group not to, file (or consent to file) any amended Tax Returns or a claim for a refund of any Tax, unless the Sellers shall have reviewed and consented in writing to the contents of any such amended Tax Return (or claim for a refund) prior to the filing thereof (which consent shall not be unreasonably conditioned, withheld or delayed). The Sellers shall not file any amended returns or claim any Tax refunds on behalf of the Company Group for any taxable periods (or portions thereof) ending on or prior to the Closing Date with respect to the members of the Company Group, unless the Purchaser shall have reviewed and consented in writing to the contents of any such amended Tax Return (or claim for a refund) prior to the filing thereof (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that the Purchaser shall not be required to consent to the extent that such amended Tax returns or Tax refund claims would likely have a materially adverse Tax effect upon the members of the Company Group for any taxable period of the Company Group ending after the Closing Date. Any dispute with respect to this Section 4.3(b)(iv) shall be resolved by the Tax Dispute Accountants pursuant to Section 4.3(h), and any such determination by the Tax Dispute Accountants shall be final.
     (c) Refunds. Subject to Section 4.3(b) above and except as provided below, the Sellers shall be entitled to retain, or promptly receive payment from the members of the Company Group or the Purchaser of, (i) any Tax refund (including refunds arising by reason of amended returns filed after the Closing Date) (except to the extent that the Tax refund is otherwise reflected on the Financial Statements) or (ii) credit of any Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to the members of the Company Group (except to the extent that the Tax credit is otherwise reflected on the Financial Statements), for which the Sellers are responsible under Section 4.3(a) or has otherwise paid or caused to be paid. To the extent permitted by applicable law, the Purchaser shall not, and shall cause the members of the Company Group not to (without the prior written consent of the Sellers not to be unreasonably withheld) carry back to taxable periods ending on or prior to the Closing Date losses or other tax attributes of the Company Group generated in taxable periods ending after the Closing Date. If the use of such losses or tax attributes by carry back is consented to by Sellers, the Purchaser shall be entitled to any Tax refunds generated by the utilization of such losses or tax attributes. For these purposes, Sellers shall be deemed to have consented to any carry back of tax attributes to the extent such carry back is required under applicable Tax law. In addition, any reduction of Taxes (“Reduced Taxes”) due with respect to the assets or business of the members of the Company Group for any period or partial period ending after the Closing Date with respect to the members of the Company Group that is attributable to an adjustment on audit by a taxing authority requiring any member of the Company Group to capitalize expenses or otherwise defer deductions that were currently deducted on a Tax return as originally filed for periods ending on or prior to the Closing Date shall be credited to the Sellers, and the Purchaser shall pay over such Reduced Taxes to the Sellers promptly after the receipt of any refund of Taxes attributable thereto or the payment of any Reduced Tax or the reporting of any Tax Liability in an amount reflecting such Reduced Taxes, less the reasonable expenses incurred by the Purchaser, if any, to amend any Tax Returns in order to pursue such refund. Any dispute with respect to Reduced Taxes shall be resolved by the Tax Dispute Accountants, and any such determination by the Tax Dispute Accountants shall be final. The Purchaser shall be entitled to the benefit of any other refund or credit of Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to the member of the Company Group. The Purchaser and the Sellers shall cooperate, and the Purchaser shall cause the members of the Company Group and their other Affiliates, to cooperate with the Sellers, with respect to claiming of any refund or credit referred to in this Section 4.3(c), including discussing potentially available refunds or credits and preparing and filing any amended Tax Return or other claim for a refund.
     (d) Audits. Each of the Purchaser and the Sellers shall promptly notify the other in writing within ten Business Days from its receipt of notice of (i) any pending or Threatened federal, state, local or foreign Tax audits or assessments of the members of the Company Group, so long as any taxable periods (or portions thereof) ending on or prior to the Closing Date remain open, and (ii) any pending or Threatened federal, state, local or foreign Tax audits or assessments of the Purchaser or the Sellers which may affect the Tax liabilities of the members of the Company Group, in each case for taxable periods (or portions thereof) ending on or prior to the Closing Date, provided that the failure of one party to timely notify the other party of any such Tax audit or assessment pursuant to this sentence shall not increase, decrease or otherwise affect the indemnity right or obligation of either party, so long as such failure does not materially prejudice such other party. PDC shall have the right to represent the interests of the members of the Company Group and control the conduct and disposition of any Tax audit or administrative or court proceeding relating to Taxes for any taxable periods (or portions thereof) ending on or prior to the Closing Date, and for which the Sellers may be responsible hereunder; provided that (A) the Purchaser shall have the right to consult with the Sellers during such proceedings at its own expense, and (B) the Sellers shall not accept any proposed adjustment or enter into any settlement or agreement in compromise which would have a materially adverse Tax effect upon the members of the Company Group for any Tax period of the Company Group ending after the Closing Date without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. With respect to any Tax audit or administrative or court proceeding relating to any Tax Return for a taxable period beginning before the Closing Date and ending after the Closing Date which proceedings the parties agree shall be controlled by the Purchaser, the Purchaser shall (x) afford (at the Sellers’ expense) the Sellers and its Tax advisors a reasonable opportunity to participate in the conduct of any administrative or judicial proceeding regarding or arising out of any audits or assessments, including the right to participate in conferences with taxing authorities and to submit pertinent material in support of the Sellers’ position, and (y) shall not accept any proposed adjustment or enter into any settlement or agreement in compromise which would result in a claim for indemnification against the Sellers pursuant to this Agreement without the prior written consent of the Sellers, which consent shall not be unreasonably withheld. The Purchaser agrees that they shall, at their own expense, cooperate fully, and cause the members of the Company Group to cooperate fully, with the Sellers and its representatives in connection with such audit or proceeding, including timely furnishing all work papers and other documents requested by any relevant taxing authority and making relevant employees and officers available in connection with such audit or proceeding.
     (e) Elections. Neither the Purchaser nor the Sellers shall make any elections under Section 338 of the Code, nor any entity classification elections under Section 7701 of the Code, with respect to the Company Group (or any member thereof), without the written consent of the other party, which consent shall not be unreasonably withheld or delayed. For the avoidance of any doubt, these limitations shall not be applicable with respect to any taxable period of the members of the Company Group beginning after the Closing Date. To the extent that any elections described in this Section 4.3(e) are made with respect to any member of the Company Group, the Purchaser and the Sellers will cooperate fully with each other in making such elections and in completing, executing and assisting with the timely filing of all forms necessary to effectuate such elections, in providing all reasonably necessary information and in taking other actions as reasonably necessary to effectuate and preserve the elections.
     (f) Conduct of Business. After the Closing, the Purchaser shall use reasonable efforts to avoid taking any actions that would likely have a materially adverse Tax effect on the Sellers with respect to the Tax Returns of the Sellers or any of the members of the Company Group with regard to periods ending on or prior to the Closing Date, except as otherwise may be required under applicable law. Without limiting the generality of the foregoing, if PDC or an Affiliate of PDC has not requested or otherwise consented to the making of a Section 338(g) Election with respect to any member of the Company Group, the Purchaser shall cause such members of the Company Group not to: (i) pay any dividend, or engage in any other transaction that could be characterized as payment of a dividend for United States federal income tax purposes, during the taxable year that includes the Closing (other than any dividend paid with respect to any Minority Interest Company, any dividend paid to minority shareholders of a member of the Company Group to the extent that such dividend is consistent with the historic distribution practices with respect to such entity, or any dividend payment caused to be made by Sellers (including the contemplated distribution by Alambres y Cables Venezolanos C.A. in an amount approximately equal to $13.5 million)), or (ii) outside the ordinary course of business (as reasonably determined by the Purchaser), engage in any transaction that would cause the members of the Company Group to have extraordinary earnings and profits (as determined for United States federal income tax purposes) or give rise to “passive income” within the meaning of section 904(d)(2) of the Code during the taxable year that includes the Closing. For purposes of the preceding sentence, (x) the taxable year of the members of the Company Group shall be a year ending December 31, and (y) the foregoing restrictions on the conduct of business shall not apply: (A) with respect to any member of the Company Group for which an election under Section 338(g) of the Code under Section 4.3(e) hereof is made; (B) with respect to any member of the Company Group for which an election (subject to Section 4.3(e) hereof), effective prior to Closing, is made under Treasury Regulation Section 301.7701-3(c); or (C) with respect to the portion of the taxable year of any member of the Company Group falling after the effective date of an election (subject to Section 4.3(e) hereof) under Treasury Regulation Section 301.7701-3 is made to treat that member of the Company Group as a disregarded entity or as a partnership, as applicable, for U.S. federal income tax purposes.
     (g) Payment of Transaction-Related Taxes. All transfer, registration, sales, use, stamp, ad valorem and similar Taxes arising out of the sale of the Shares pursuant to this Agreement shall be borne equally and paid (or caused to be paid) by the Purchaser, on the one hand, and Sellers on the other hand.
     (h) Tax Dispute Resolution Mechanism. Any dispute among the parties involving Taxes arising under this Agreement shall be resolved as follows: (i) the parties will in good faith attempt to negotiate a prompt resolution of the dispute; (ii) if the parties are unable to negotiate a resolution of the dispute within thirty (30) days, the dispute will be submitted to the national office of a firm of independent accountants of nationally recognized standing reasonably satisfactory to PDC and the Purchaser (the “Tax Dispute Accountants”); (iii) the Tax Dispute Accountants shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax law and the provisions of this Agreement, within thirty (30) days after the parties have submitted the dispute to the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties, absent fraud or manifest error; (iv) any payment to be made as a result of the resolution of a dispute shall be made, and any other action taken as a result of the resolution of a dispute shall be taken, on or before the fifth Business Day following the date on which the dispute is resolved; and (v) the fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne by the Sellers and the Purchaser in inverse proportion as they may prevail on the issues resolved by the Tax Dispute Accountants, which inverse proportionate allocation shall also be determined by the Tax Dispute Accountants at the time the determination of the Tax Dispute Accountants is rendered on the merits of the issues submitted.
     4.4 Publicity. Prior to the Closing, no press release, public announcement or disclosure to any third-party related to this Agreement or the transactions contemplated herein, shall be issued or made without the joint written approval of Freeport or the Purchaser, as the case may be, unless required by law, stock listing requirements or applicable administrative regulation, in which case the Sellers and the Purchaser, as the case may be, shall use their respective commercially reasonable efforts to allow the other party sufficient time, consistent with such obligations, to review the nature of such legal obligations and to comment upon such disclosure prior to publication. Freeport and the

Purchaser shall cooperate with the other to jointly prepare, approve and issue a press release, in form and substance mutually agreed upon, announcing the execution and delivery of this Agreement and the Closing hereunder.
     4.5 Contact with Employees, Customers and Suppliers. The Sellers and the Purchaser shall consult with each other concerning the means by which employees, customers, suppliers and other Persons having business or commercial relationships with any members of the Company Group will be informed of this Agreement and the transactions contemplated hereby; and prior to the Closing, the Purchaser shall not, and shall cause their respective advisors, agents and Affiliates and any employees, directors or officers thereof, not to, contact and communicate with the employees, consultants, customers, suppliers, licensors or other Persons having a business or commercial relationship with any member of the Company Group with respect to the transactions contemplated hereby without the prior written consent of Freeport, which consent may be conditioned upon a representative of the Sellers being present at any such meeting or conference; provided that the restrictions set forth in this Section 4.5 shall not impair the Purchaser’s rights under Section 4.2.3; and provided further, and for purposes of clarity, that this Section 4.5 is not intended to and shall not, restrict in any way the Purchaser’s ability to conduct its business in the ordinary course consistent with past practice.
     4.6 Intellectual Property License. To the extent that (i) the Sellers’ Marks or (ii) any trademarks or trademark applications registered or filed by any member of the Company Group which include the words “Phelps Dodge”, but excluding the Assigned Intellectual Property (the “Company PD Marks”), are used by any of the Companies on any materials constituting their properties and assets, including any stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, software or like materials or appear on their inventory (including work-in-process and inventory on order) at the Closing Date, the Purchaser shall have the right to continue to use such Sellers’ Marks and Company PD Marks in such manner for a period of eighteen (18) months after the Closing Date in order to allow orderly transition to new trademarks. Not later than the end of the eighteenth (18th) month after the Closing Date, the Purchaser shall and shall cause each of the Companies to cease to use, remove, strike over or otherwise obliterate all the Sellers’ Marks and the Company PD Marks from all such materials described above, to duly exercise all corporate power and authority to change any corporate, trade or business name of any of the above-referenced entities to delete any use of or reference to the Sellers’ Marks and the Company PD Marks from any such corporate, trade and/or business name, and to obtain and effect any necessary approval, filing or registration with any Governmental Authority that may be required by any applicable law to legally accomplish the foregoing. After Closing, Purchaser shall, at its sole costs, use its commercially reasonable efforts to cancel the Company PD Marks with patent and trademark offices, or similar offices or agencies or if such cancellation is not possible, shall allow the Company PD Marks to lapse with patent and trademark offices, or similar offices or agencies. Purchaser shall use its good faith efforts to cause the Minority Interest Companies to comply with the provisions of this Section 4.6.
     4.7 Transfer of Intellectual Property.
     (a) At or prior to the Closing, the Sellers shall transfer, assign, convey and deliver all of the Seller’s right, title and interest in and to the Intellectual Property set forth on Schedule 4.7(a) and any trademark, service mark, or trademark or service mark application or registration listed on Schedule 2.10(a) as owned by a member of the Company Group that in fact are actually owned as of record by a Seller (the “Assigned Intellectual Property”) to the Purchaser, free and clear of any and all Liens, other than Permitted Liens, pursuant to the Intellectual Property Assignment. The Sellers shall cooperate with the Purchaser, and use their commercially reasonable efforts, to cause, after the Closing, the filing of all necessary documents to properly reflect such transfer, assignment, conveyance and delivery to the Purchaser of the Intellectual Property set forth in Schedule 4.7(a).
     (b) The Purchaser hereby grants a perpetual non-exclusive royalty free world -wide license to the particular Seller with respect to such Intellectual Property which is transferred and/or assigned by a Seller to the Purchaser pursuant to the Intellectual Property Assignment and which is used in the business currently conducted at Freeport’s Bayway facility, El Paso facility or Norwich facility (each, a “Retained Business”) for use by the particular Seller following the Closing at the applicable Retained Business(es), provided that it is used only by the particular Seller with respect to the applicable Retained Business(es) and not in connection with any wire and cable business; and provided, further that, for purposes of clarity, the parties acknowledge that no such license is granted with respect to the Intellectual Property as set forth in Schedule 4.7(b). The license provided by this Section 4.7(b) shall not be transferable by any Seller, except in connection with the sale of a Retained Business.
     (c) Sellers shall not challenge, oppose, or object to Purchaser or its subsidiaries’ use and registration of any Assigned Marks (as defined in the Intellectual Property Assignment) provided such use conforms to the Intellectual Property Assignment. Sellers shall not use the unregistered Assigned Marks (as set forth on Schedule I of the Intellectual Property Assignment) in connection with (i) goods or services relating to the Business; or (ii) goods in International Class 9 and corresponding national and local classes. Sellers shall not use, register or apply to register any trademark or service mark confusingly similar with the Assigned Marks in connection with goods or services covered by the Business.
     4.8 Credit Support Arrangements. The Purchaser acknowledges that PDC and/or its Affiliates (other than the members of the Company Group) have entered into the arrangements set forth on Schedule 4.8, (a) in which guarantees (including guarantees of performance under contracts, leases or agreements), letter of credit or other credit arrangements, including surety and performance bonds, were issued by or for the account of PDC and/or its Affiliates (other than the members of the Company Group) or (b) in which PDC and/or its Affiliates (other than the members of the Company Group) are the primary or secondary obligors on debt instruments or financing or other contracts or agreements, in any case to support or facilitate business transactions by the members of the Company Group. Such arrangements are referred to herein as the “Credit Support Arrangements.” At or prior to the Closing, the Purchaser shall (i) obtain replacement Credit Support Arrangements or (ii) repay, or cause the repayment of, all debt and other obligations to which such Credit Support Arrangements relate (and cause the cancellation of such Credit Support Arrangements) or arrange for the Purchaser or one of their respective Subsidiaries to be substituted as the obligor thereof.
     4.9 Indemnification of Directors and Officers. The Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each individual who, as of the Closing Date, is a present or former director or officer of a member of the Company Group (the “Covered Persons”) as provided in the applicable certificate of incorporation, the by-laws and the comparable charter and organizational documents of the applicable member of the Company Group, in effect as of the date hereof, shall, with respect to matters occurring prior to the Closing Date, survive the Closing and continue in full force and effect after the Closing Date. Until the sixth anniversary of the Closing Date, the certificate of incorporation, the by-laws and the comparable charter and organizational documents of the applicable members of the Company Group shall, with respect to matters occurring prior to the Closing Date, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Covered Persons that are set forth in the certificate of incorporation, the by-laws of and the comparable charter or organizational documents of the applicable member of the Company Group, in effect as of the date hereof, and such provisions shall not be amended, repealed or adversely affect the rights thereunder, as of the Closing Date, of any Covered Person, with respect to matters occurring prior to the Closing Date.
     4.10 [Intentionally omitted].
     4.11 Political Risk Insurance Policies. The Sellers shall, and shall cause their respective Affiliates to, provide all cooperation reasonably requested by the Purchaser in connection with the efforts of the Purchaser to assume, or have assigned to it or any Affiliate of the Purchaser, including, after the Closing any member of the Company Group, (i) all insurance policies of the Sellers or their Affiliates related solely to the Business and (ii) the applicable portion of all such policies that relate to the business of the Sellers and their Affiliates other than the Business, in each case that are in effect as of the Closing Date and that provide coverage for any type of political risk, including (i) political violence, such as revolution, insurrection, civil unrest, terrorism or war; (ii)

expropriation or confiscation of assets by any Governmental Authority; (iii) frustration or repudiation of contracts, agreements, commitments or arrangements by any Governmental Authority; (iv) wrongful calling of letters of credit or similar on-demand guarantees by any Governmental Authority; and/or (v) the inability to exchange foreign currency for lawful currency of any jurisdiction or the inability to repatriate funds.
     4.12 Non-Competition, Nonsolicitation.
     (a) For the five (5) years commencing on the Closing Date (the “Restricted Period”), the Sellers shall not, and shall cause each of their respective Affiliates not to, anywhere in the world, directly or indirectly, establish, own, lease, operate, manage, finance, control or engage in the Business (“Competitive Business”). For the avoidance of doubt, a Competitive Business shall not include any of (i) the business currently conducted at Freeport’s Bayway facility, El Paso facility and Norwich facility, (ii) the manufacture, distribution and sale of copper rod, or (iii) an investment in securities having less than ten percent (10%) of the outstanding voting power of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system or (iv) ownership of any equity interests through any employee benefit plan or pension plan.
     (b) Notwithstanding anything to the contrary contained in this Section 4.12, the Sellers and their respective Affiliates shall not be deemed to have violated the restrictions contained in this Section 4.12 in the event that the Sellers or any of their respective Affiliates invest in or acquire all or a portion of the equity interests or assets of any Person that is engaged in a Competitive Business so long as the Sellers and such of their respective Affiliates thereafter use their best efforts to complete the divestment of all of such investment, equity interest or assets within twelve (12) months from the date of such investment or acquisition so as to be in compliance with Section 4.12(a); provided that such 12-month period shall be extended by the number of days during the period commencing on the date that the Purchaser provides a non-binding indication of intent pursuant to Section 4.12(c) and ending on the earlier of (x) the date that the Purchaser notifies Freeport that the parties cannot reach agreement with respect to the sale of the Competitive Business and (y) six (6) months from the date such non-binding indication of interest is delivered.
     (c) Upon the acquisition by any Seller or an Affiliate thereof of an investment in or an acquisition of an equity interest or assets of a Competitive Business (the “Competitive Business Acquisition”), the Purchaser shall have the option to purchase such Competitive Business for the price and on any terms and conditions that Freeport shall, by written notice (the “ROFO Notice”), propose to the Purchaser, which proposal shall be made by Freeport within twenty (20) Business Days after such acquisition. The Purchaser shall have twenty (20) Business Days from the receipt of the ROFO Notice from Freeport to indicate whether or not, subject to due diligence, it is interested in exercising its option to purchase the Competitive Business. If within such period, the Purchaser shall so decide to exercise its option to purchase the Competitive Business, then it shall so notify Freeport by providing a non-binding indication of interest and thereafter Freeport and the Purchaser shall, for a period not to exceed six (6) months, negotiate the terms of a definitive agreement, containing customary terms and conditions, that allows the Purchaser to acquire the Competitive Business. If the Purchaser notifies Freeport that it will not exercise its option to purchase the Competitive Business or the parties cannot reach an agreement with respect to the sale of the Competitive Business within such six (6) month period, the applicable Seller shall have the right to sell such Competitive Business to a third party on terms no less favorable to such Seller than the terms offered to the Purchaser in the ROFO Notice.
     (d) During the Restricted Period, the Sellers shall not, and shall cause each of their respective Affiliates not to, solicit the employment of or hire any Business Employee; provided, however, that the foregoing provision will not prevent the Sellers from (i) hiring any such Business Employee responding to a general advertisement for employment without any encouragement by the Sellers or any of their Representatives, (ii) the hiring of any Business Employee who contacts any of the Sellers on their own initiative without any encouragement by the Sellers or any of their Representatives, or (iii) the hiring of any Business Employee who has been terminated by the Purchaser or member of the Company Group or its Affiliates prior to commencement of employment discussions with the Sellers.
     (e) It is the desire and intent of the parties to this Agreement that the provisions of this Section 4.12 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 4.12 shall be adjudicated to be invalid or unenforceable, this Section 4.12 shall be deemed amended, and the Sellers and the Purchaser expressly authorize any court of competent jurisdiction to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such section in the particular jurisdiction in which such adjudication is made.
               (f) Without limiting the remedies set forth in this Agreement in any manner, the Purchaser shall be entitled, in addition to other such remedies that it may otherwise have, to injunctive relief, including preliminary and final, relief against the Sellers or any Affiliates thereof to prevent any violations of this Section 4.12.
     4.13 Disclosure Supplements. From time to time after the date of this Agreement and prior to the Closing, the Sellers shall promptly supplement or amend the Schedules referred to in Section 2 with respect to any matter hereafter arising which, would reasonably be expected to result in the condition set forth in Section 6.4.1 or 6.4.4 not being fulfilled. For purposes of determining the accuracy of the representations and warranties of Seller contained in Section 2 to determine the fulfillment of conditions set forth in Section 6.4.1 and for purposes of the indemnification obligations of the Sellers contained in Section 2, the Schedules delivered by the Sellers shall be deemed to include only the information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.
     4.14 Financing. The Sellers will cause the members of the Company Group to, and will use its commercially reasonable efforts to cause its and their respective representatives to, provide cooperation reasonably requested by the Purchaser in connection with the efforts of the Purchaser to consummate any financing in connection with their purchase of the Shares and consummation of the other transactions contemplated hereby and the related fees and expenses thereof including (a) participation in a reasonable number of meetings in connection with the Financing (including due diligence sessions, meetings with the Purchaser’s lenders and ratings agencies, and “roadshow” presentations) on reasonable advance notice, (b) assisting the Purchaser and its financing sources in the preparation of (i) any offering document, (ii) materials for rating agency presentations, (c) causing each of Ernst & Young LLP and PriceWaterhouseCoopers LLP to deliver appropriate comfort letters in connection with the Financing, and (d) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by the Purchaser in connection with the consummation of the Financing prior to the Closing, including as may be required in connection with the pledge of the Shares and assets and properties of the members of the Company Group (the “Financing”). The Purchaser shall be responsible for all expenses and fees relating to the Financing.
     4.15 Acquisition Proposals. Until the earlier of (a) the Closing or (b) the termination of this Agreement in accordance with Section 10.4 hereof, the Sellers shall not, and shall cause each member of the Company Group, and each of their respective officers, directors, employees, agents, Affiliates, investment bankers, attorneys or other advisors or representatives (the “Representatives”) not to, directly or indirectly: (i) initiate contact with, solicit, encourage or disclose, directly or indirectly, any information concerning the Business or any member of the Company Group to, (ii) afford any access to the personnel, offices, facilities, assets, properties, books or records of the Business or any member of the Company Group to, or (iii) enter into any discussion, negotiation or agreement with, any person or in connection with the acquisition of, or any proposal for the acquisition of, any or all of the assets or properties of the Business or any member of the Company Group, or the capital stock of any of any member of the Company Group or any other Affiliate that own such assets or properties, whether directly or indirectly, by operation of law or otherwise. The Sellers shall promptly, but in no event later than two (2) Business Days, (A) inform the Purchaser that they have received a written proposal or other written communication, relating to any such acquisition and (B) upon the request of the Purchaser, furnish the Purchaser with a copy thereof. Notwithstanding the foregoing, this Section 4.15 shall not apply to any actions taken by the Sellers in connection with its efforts to sell Phelps Dodge Suzhou Holdings, Inc. (“PD Suzhou”) to a third party; provided, the Sellers shall keep the Purchaser reasonably informed as to the identity of interested parties and the terms of proposals relating to such entity, and shall not enter into any definitive agreement to sell such entity without the Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed (other than in respect of the amount, nature and payment date of the purchase price therefor, consent as to which shall be at the Purchaser’s sole discretion). For purposes of clarity, any proceeds (including the fair market value of non-cash proceeds) of the sale of PD Suzhou prior to the Closing shall be included as a PDC Withdrawal for purposes of the determination of the Closing Netting Amount.
     4.16 Financial Statements. As soon as practicable following the date of this Agreement, the Sellers shall deliver to the Purchaser (a) the audited combined balance sheets and statements of income, cash flows and changes in stockholders’ equity of the Company Group as of, and for the fiscal year ended, December 31, 2006 and if the Closing has not occurred prior to January 1, 2008, as of December 31, 2007, together with a true and correct copy of the report on such financial information by the registered accounting firm reporting thereon (including the notes thereto, the “Company Group Audited Financial Statements”), (b) the unaudited combined balance sheet of the Company Group as of June 30, 2007 and the unaudited combined statements of income and cash flows of the Company Group for the period from January 1, 2007 through March 19, 2007, the period from March 20, 2007 through June 30, 2007, the six (6) month period ended June 30, 2006 (collectively the “Company Group June 30 Financial Statements”) and (c) the unaudited combined balance sheet of the Company Group as of September 30, 2007 and the unaudited combined statements of income and cash flows of the Company Group for the period from January 1, 2007 through March 19, 2007, the period from March 20, 2007 through September 30, 2007, and the nine (9) month period ended September 30, 2006 (the “Company Group September 30 Financial Statements” and, together with the Company Group June 30 Financial Statements, the “Company Group Interim Financial Statements” and, together with the Company Group Audited Financial Statements, collectively, the “Company Group Financial Information”). In the event Sellers fail to deliver to the Purchaser the Company Group Financial Information to the extent related to periods as of and ended on or prior to June 30, 2007 by October 1, 2007 or to the extent related to periods as of and ending on or prior to September 30, 2007 by November 5, 2007, the Sellers shall cause each member of the Company Group to give to the Purchaser and its Representatives reasonable access at all reasonable times during normal business hours to the properties, books and records of the members of the Company Group, and senior management personnel of the Sellers and the members of the Company Group, and furnish for inspection such information and documents in its possession relating to the Company Group as the Purchaser may reasonably request, in order for the Purchaser and its Representatives to conduct an audit and prepare the

Company Group Interim Financial Statements. In the event the Closing has not occurred prior to January 1, 2008, the Sellers shall, and prior to the Closing shall cause each member of the Company Group and their respective Representatives to, give to the Purchaser and its Representatives reasonable access at all reasonable times during normal business hours to the properties, books and records of the Sellers and, prior to the Closing, the members of the Company Group, and senior management personnel of the Sellers and the members of the Company Group, together with the registered accounting firm reporting on the Company Group Audited Financial Statements for the fiscal year as of and ended December 31, 2006, and furnish for inspection such information and documents in their possession relating to the Company Group as the Purchaser may reasonably request, in order for the Purchaser and its Representatives to conduct an audit and prepare the Company Group Interim Financial Statements for the fiscal year as of and ending December 31, 2007.
     4.17 License of Business Know-How. The Sellers hereby grant to the Purchaser, including the Company Group, from and after the Closing, a non-exclusive, royalty-free, perpetual worldwide license to any of the Business Know-How which is used both in the Business and by the businesses of the Sellers other than the Business, for use in the Business and any line extensions or expansions of products sold in the Business as of the Closing Date. “Business Know-How” shall mean business secrets, trade secrets, formulas, know-how, data, designs, inventions, recipes, processes, production methods, development documentation, specifications, enhancements, technology, discoveries and improvements, information, drawings, manuals, reports, software, recorded knowledge, performance and other standards, catalogues, confidential and proprietary information and other proprietary and intellectual property rights, including patents, patent applications, trademarks, service marks, trademark or service mark applications or registrations, and registered copyrights, in each case owned by or assigned to Sellers or any Subsidiary thereof and used in the Business as of the Closing Date, but excluding the Sellers’ Marks and the Company PD Marks, except as provided in Section 4.6 hereof.
     4.18 Discharge of Liens and Termination of Powers of Attorney. At or prior to the Closing, the Sellers shall provide to the Purchaser evidence satisfactory to the Purchaser that the Liens set forth on Schedule 4.18 have been paid, satisfied or otherwise discharged, and that the Powers of Attorney set forth on Schedule 4.18 have been terminated.
     4.19 Reorganization Transactions.
     (a) Prior to the Closing Date, PDC shall form a new wholly owned company limited by shares (besloten vennootschap) under the laws of The Netherlands (the “Venezuela BV”), and shall not knowingly or intentionally take any action, or otherwise permit or cause to be taken any action, that results in any liability to, or obligation of, the

Venezuela BV that is not incidental to the Venezuela Transfer, other than the transfer provided for in clause (b) below; and (b) immediately prior to the Closing, PDC shall transfer to the Venezuela BV all of its right, title and interest in and to the Shares of Alambres y Cables Venezolanos C.A. (“Alcave”), free and clear of any and all Liens, other than Permitted Liens (the “Venezuela Transfer”). From and after the effectiveness of the Venezuela Transfer, this Agreement shall be deemed amended, without any action required on the part of any party hereto, to delete Shares of Alcave from Schedule 1.2 and to add to such Schedule all capital stock and equity interests of the Venezuela BV. From and after such amendment, Venezuela BV shall be deemed to be, and Alcave shall remain, a member of the Company Group, all capital stock and equity interests of Venezuela BV shall be deemed to be Shares, and all capital stock and equity interests of Alcave shall no longer be deemed to be Shares. All fees and expenses reasonably incurred by PDC and its Affiliates in complying with the provisions set forth in this Section 4.19 shall be reimbursed by the Purchaser promptly after receipt of a statement setting forth in reasonable detail the nature and amount of such fees and expenses.
     (b) In the event that the Closing has not occurred prior to November 30, 2007, then prior to such date, Freeport shall consult with the Purchaser regarding whether to (x) use good faith efforts to obtain the waivers that the parties deem appropriate to facilitate the transfer of the Additional Minority Interest Shares to the Purchaser and/or (y) seek a resolution of the board of directors of the Additional Minority Interest Company authorizing an entry in such Company’s share registry of a transfer (the “Hong Kong Transfer”) by PDC of all of its right, title and interest in and to the Shares of Keystone Electric Wire and Cable Co. (“Keystone”) to a new company limited by shares under the laws of the Hong Kong Special Administrative Region wholly owned by PDC (the “Hong Kong Sub”). If the resolution contemplated in clause (y) above is obtained, PDC shall not knowingly or intentionally take any action, or otherwise permit or cause to be taken any action, that results in any liability to, or obligation of, the Hong Kong Sub that is not incidental to the Hong Kong Transfer, other than immediately prior to the Closing, PDC shall effect the Hong Kong Transfer, free and clear of any and all Liens, other than Permitted Liens. From and after the effectiveness of the Hong Kong Transfer, this Agreement shall be deemed amended, without any action required on the part of any party hereto, to delete Shares of Keystone from Schedule 1.2 and to add to such Schedule all capital stock and equity interests of the Hong Kong Sub. From and after such amendment, Hong Kong Sub shall be deemed to be, and Keystone shall remain, a member of the Company Group, all capital stock and equity interests of Hong Kong Sub shall be deemed to be Shares, and all capital stock and equity interests of Keystone shall no longer be deemed to be Shares. All fees and expenses reasonably incurred by PDC and its Affiliates in complying with the provisions set forth in this Section 4.19 shall be reimbursed by the Purchaser promptly after receipt of a statement setting forth in reasonable detail the nature and amount of such fees and expenses.

     4.20 Other Transferred Assets. At the Closing, Sellers shall convey, assign, transfer and deliver to Purchaser all of their respective right, title and interest in and to the assets and properties set forth on Schedule 4.20, free and clear of any and all Liens, other than Permitted Liens, pursuant to instruments of transfer in form and substance reasonably acceptable to the Purchaser.
     4.21 Option to Purchase Cuban Expropriation Claims.
     (a) Sellers hereby grant to Purchaser an option (the “Cuban Claim Option”) to purchase all of Sellers’ right, title and interest in and to certain claims of Sellers and/or Affiliates of Sellers, as certified by the U.S. Foreign Claims Settlement Commission as Claim 2345, Claim 2346 and Claim 2347 (collectively, the “Cuban Expropriation Claims”), against the Government of Cuba relating to the expropriation by such Government on or about October 20, 1960 of certain assets and rights, including equity interests in and accounts receivables of Productos de Cobre de Cuba PHELDRAK, S.A., of Sellers and/or Affiliates of Sellers. The Cuban Claim Option shall be of indefinite duration, unless its duration is otherwise limited by applicable law in which case its duration shall be the longest duration permitted by applicable law and shall have an exercise price of one dollar (the “Exercise Price”).
     (b) Should Purchaser determine that it wishes to consider whether to exercise the Cuban Claim Option, it shall send a written notice to Freeport notifying it of its decision. Upon receipt of such notice, Freeport shall afford the Purchaser with the opportunity, at the Purchaser’s sole cost and expense, to perform appropriate and customary due diligence and to review all applicable documents and materials related to the Cuban Expropriation Claims. Purchaser shall have up to ninety (90) days to perform its due diligence review (the “Due Diligence Period”) of the Cuban Expropriation Claim. At the end of the Due Diligence Period, should Purchaser wish to exercise its option and be assigned the Cuban Expropriation Claims, it shall so notify Freeport by written notice and accompany such notice by remittance of the Exercise Price. Thereupon, Freeport shall, to the extent permitted by applicable law, take all necessary actions and exercise all necessary documents, and make such filings as are necessary with any Governmental Authority, including the U.S. Department of State, the U.S. Department of Justice and the U.S. Foreign Claims Settlement Commission, to transfer to Purchaser all of right, title and interest in and to the Cuban Expropriation Claims held by Sellers and/or any Affiliates thereof.
     (c) If, after the exercise of the Cuban Claim Option, the Purchaser or any of its Affiliates receives any proceeds related to any payment by the Government of Cuba, or by any restitution fund established by the U.S. Government, of any Cuban Expropriation Claim, the Purchaser shall promptly pay to Freeport an amount equal to such proceeds.

     (d) After the exercise of the Cuban Claim Option, Purchaser shall (i) not agree to any settlement, proffer any willingness to compromise the amount, or otherwise enter into any negotiations of any settlement, of any Cuba Expropriation Claim without the prior written consent of Freeport; and (ii) shall use its reasonable commercial efforts to cooperate with any efforts by Freeport to settle any Cuba Expropriation Claim.
     (e) After the exercise of the Cuba Claim Option, Purchaser shall promptly provide Freeport with copies of any notices that it receives from any Governmental Authority with respect to any Cuba Expropriation Claim.
     4.22 Tender Offers.
     (a) The parties shall cooperate prior to the Closing regarding, and from and after the Closing the parties shall take all actions and do all things necessary or advisable to commence and effect, the tender offer required under the applicable laws of Chile (the “Chile Offer”) in respect of the shares of capital stock, without nominative value, of Cobre Cerrillos S.A. (such company, “COCESA” and such shares, “COCESA Shares”). Without limiting the generality of the foregoing, in connection with the Chile Offer,
     (i) the Purchaser shall:
               (A) Deliver to the Chilean Securities and Insurance Commission (the “SVS”) and the Chilean stock exchanges a notice of the execution of the Agreement;
               (B) Publish the notice of commencement of the Chile Offer in at least two nationally-circulated newspapers within one (1) Business Day after the Closing Date (such notice, the “Notice of Commencement” and such date, the “Notice Publication Date”);
               (C) Prepare and deliver the prospectus of the Chile Offer, which shall contain all the terms and conditions of the Chile Offer and be made available to the public in accordance with the applicable laws of Chile; and
               (D) Publish a notice of results of the Chile Offer, in the same newspapers in which the notice of commencement was published, on the third Business Day following the expiration of the Chile Offer, and deliver by hand a copy of the publication of the notice of results of the Chile Offer to the SVS and the Chilean stock exchanges on the same date of its publication; and
     (ii) the Sellers shall cause COCESA to
               (A) Deliver to the Purchaser of a list of COCESA’s shareholders (containing the name, domicile and number of shares of each shareholder) within 2 Business Days following the publication of the Notice of Commencement;

               (B) Deliver a written report prepared by the directors of COCESA regarding the convenience of the Chile Offer for the shareholders, including an explanation on their relationship with PDC and Habirshaw and with the Purchaser and their interest in the Chile Offer, if any. Such reports must be made available to the public jointly with the prospectus of the Chile Offer and a copy shalll be hand-delivered by COCESA to the SVS, the Chilean stock exchanges, the Purchaser and, if any, its representative for the Chile Offer; and
               (C) Register in COCESA’s Shareholders Registry the transfer to the Purchaser of all the shares issued by COCESA (including the COCESA Shares) tendered in the Chile Offer.
     (b) The Purchaser shall as promptly as practicable following the execution of this Agreement, and in any event within 30 days following the date of this Agreement, prepare a prospectus and any other documents relating to the commencement of the Chile Offer (together with all filings required to be made with applicable Governmental Authorities and the stock exchanges in Chile, the “Offer Documents”). Prior to payment to the Sellers of the consideration payable under the Chile Offer in respect of the COCESA Shares, the Sellers and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents (including each amendment or supplement thereto) before they are filed with any Governmental Authority required under the applicable laws of Chile or disseminated to holders of COCESA Shares. Prior to payment to the Sellers of the consideration payable under the Chile Offer in respect of the COCESA Shares, the Purchaser shall provide the Sellers with (in writing, if written), and to consult with the Sellers regarding, any comments (written or oral) that may be received by the Purchaser or its counsel from any Governmental Authority with respect to the Offer Documents as promptly as practicable after receipt thereof. Prior to payment to the Sellers of the consideration payable under the Chile Offer in respect of the COCESA Shares, the Sellers and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses. The Purchaser shall, and the Sellers shall cause COCESA to, promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser shall take all steps necessary to cause the Offer Documents, as so corrected or supplemented, to be filed with any necessary Governmental Authorities required under the applicable laws of Chile and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of COCESA Shares, in each case as and to the extent required under the applicable laws of Chile.
     (c) The Purchaser shall commence the Chile Offer within one (1) Business Day after the Notice Publication Date. The Purchaser’s obligation to consummate the Chile Offer shall be contingent only upon the following conditions, which conditions shall be waivable by the Purchaser:

     (i) acceptances for sixty seven million one hundred forty seven thousand six hundred and forty three shares, without nominative value, of COCESA (the “Minimum Condition”); and
     (ii) the absence of any issuances by any entity of competent jurisdiction of a judicial or administrative decision or resolution that imposes (x) a prohibition against or material impediment for the consummation of the Chile Offer; (y) relevant limitations on the Purchaser to purchase some or all of the shares in COCESA; or (z) relevant limitations to the Purchaser’s prospects of actually exercising all the ownership rights to the shares of COCESA, including the right to vote those shares, and generally any other action by any court, regulator or service resulting in any of the consequences indicated in the foregoing clauses (x) to (z) above.
     (iii) The Purchaser expressly reserves the right from time to time, to waive the Minimum Condition or change the terms of the Chile Offer, provided that without the prior written consent of Freeport, the Purchaser shall not, (A) decrease the Per Share Amount or change the form of consideration payable in the Chile Offer, (B) decrease the number of COCESA Shares sought to be purchased in the Chile Offer, (C) impose additional conditions to the Chile Offer, (D) make any change in the Chile Offer other than an increase in the Per Share Amount or an extension of the expiration date in accordance with the applicable laws of Chile, (E) add, modify or amend the conditions to the Chile Offer or (F) modify or amend any other term of the Chile Offer, in the case of this clause (F), in any manner (y) adverse to the Sellers or (z) that would reasonably be expected, individually or in the aggregate, to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
     (d) Without limiting the generality of Section 4.22, at or prior to the Closing, each Seller that holds of record or beneficially any COCESA Shares and the Purchaser shall execute and deliver an irrevocable mandate and agreement to tender, which shall be governed by the laws of the Republic of Chile and shall include terms and conditions substantially to the effect set forth in this Section 4.22 (the “Tender Agreement”), pursuant to which each such Seller shall, among other things, (i) agree to deposit with Banchile Corredores de Bolsa S.A. (“Chile Offer Broker”) prior to Closing certificates representing such Sellers’ COCESA Shares, together with a duly executed share transfer deed, and a certificate issued by the Shareholders Registry of COCESA certifying that such Shares are free and clear of all Liens, (ii) irrevocably instruct the Chile Offer Broker to tender on the first Business Day after the Notice Publication Date (the “Chile Offer Commencement Date”) all of Sellers’ COCESA Shares in the Chile Offer free and clear of all Liens, (iii) agree to grant to the Purchaser an irrevocable power of attorney, effective on the Notice Publication Date to, among other things, attend and vote the COCESA Shares in the shareholders meetings of COCESA, and (iv) agree not to attend any shareholders meetings of COCESA. Pursuant to the terms of the Tender Agreement, the Chile Offer Broker shall tender such Shares at 10:00 a.m. (local time) on the Chile Offer Commencement Date. In the event the Sellers or their Affiliates acquire any other shares of capital stock or other equity interests of COCESA following the date of this Agreement, the Sellers shall tender (or cause the record owner of such shares and interests to tender) all such shares and interests in the Chile Offer. The Sellers and their Affiliates, if applicable, shall not withdraw any COCESA Shares (including for the avoidance of doubt any other shares of capital stock or other equity interests of COCESA acquired following the date of this Agreement) tendered in the Chile Offer, or amend or otherwise modify the Tender Agreement without the prior written consent of the Purchaser.
     (e) Subject to the terms and conditions of this Agreement and the Tender Agreement, upon the tender by the Chile Offer Broker of the COCESA Shares held of record or beneficially by the Sellers (“Sellers’ COCESA Shares”) in accordance with the terms hereof, the Purchaser shall pay to each Seller, in cash in the lawful currency of the United States of America, by wire transfer of immediately available funds to the Habirshaw Account as to Habirshaw and the PDC Account as to PDC, as applicable, a price per COCESA Share of $0.968117 (the “Per Share Amount”), which shall be stated in the Notice of Commencement and in the Prospectus, for each of the sixty seven million one hundred forty seven thousand six hundred forty three Shares for Sale of the Sellers, or an aggregate of $65,000,000 (the “Aggregate COCESA Share Price”) to the Sellers. The Sellers shall not request that the Purchaser or the Chile Offer Broker pay the Aggregate COCESA Share Price in a currency or manner different than that set forth in this Section 4.22, notwithstanding that the Offer Documents may grant to the COCESA Shareholders the option of requiring the payment of the Aggregate COCESA Share Price in a different currency or manner.
     (f) The Sellers shall not, directly or indirectly, sell, transfer, pledge or otherwise encumber any of the Sellers’ COCESA Shares to any person or entity. Likewise, the Sellers shall not grant or agree to grant any proxy, voting instruction or other right to vote the Sellers’ COCESA Shares different from the irrevocable mandate that the Sellers will grant to the Purchaser on the date of the Closing, (the “Voting Mandate”) pursuant to the Tender Agreement.
     (g) Notwithstanding any provision of this Agreement to the contrary, and to the fullest extent provided by applicable law, the Sellers and their respective Affiliates, if applicable, hereby irrevocably waive any right they may have to revoke their tender of the Sellers’ COCESA Shares (including for the avoidance of doubt any other shares of capital stock or other equity interests of COCESA acquired following the date of this Agreement).
     (h) Upon payment to the Sellers by the Purchaser of the Aggregate COCESA Share Price, the Sellers, promptly after the request of the Purchaser, shall take such steps as are consistent with applicable law and the governing documents of COCESA to cause the Board of Directors of COCESA to resign and to cause the Board of Directors of COCESA to be reconstituted with designees of the Purchaser.
     (i) If the Chile Offer is not consummated by reason of the failure of any condition set forth in Section 4.22(c) above, then promptly, but in no event later than 2 Business Days, after receipt of notice from the Purchaser of the failure of any such condition (which notice shall set forth with reasonable specificity the circumstances relating to such failed condition), each Seller shall, against receipt of its COCESA Shares and release of the security interests granted in clause (j) below reimburse to the Purchaser the portion of the Aggregate COCESA Share Price received by such Seller in respect of such Seller’s COCESA Shares, such reimbursement to be made in cash in the lawful currency of the United States of America, by wire transfer of immediately available funds to an account designated by the Purchaser in such notice.
     (j) To secure its obligations set forth in Section 4.22(i) above, each Seller, for the purpose of granting a continuing lien and security interest, hereby assigns, pledges, hypothecates, delivers and sets over to the Purchaser, its successors and assigns, for its and their benefit, the such Sellers’ COCESA Shares (the “Security Interest”), which Security Interest shall terminate and become of no further force or effect upon consummation of the Chile Offer in accordance with applicable law.
     4.23 Friable Asbestos Survey. Promptly and in any event within fifteen (15) days of the date hereof, a consultant mutually agreeable to both the Purchaser and Freeport (the “Environmental Consultant”) will be retained by the Purchaser to conduct, and shall commence a survey at the manufacturing facilities of: (i) Phelps Dodge Brasil, Ltda., (ii) Cobre Cerrillos S.A., (iii) Thailand — Bangee, (iv) Metal Fabricators of Zambia Limited and (vi) Conducen, S.A. to determine if there is Friable Asbestos present. If Friable Asbestos is present, the consultant shall estimate the cost to remediate the Friable Asbestos, (the “Friable Asbestos Remediation Estimate”). The Friable Asbestos Remediation Estimate and all reports and data relied upon by the consultant to calculate the Friable Asbestos Remediation Estimate will be made available to both the Purchaser and Freeport promptly upon completion of such survey, which the Environmental Consultant shall complete and deliver to the Purchaser and Freeport within thirty (30) days after the date hereof.
     4.24 Liquidating Subsidiaries. Promptly after the Closing, the Purchaser shall do all things, and take all actions, necessary to, or continue to, liquidate and dissolve the Liquidating Subsidiaries (the “Liquidations”). The Purchaser shall update the Sellers annually with respect to the status and progress of such Liquidations and provide such information and documents relating to such Liquidations, in each case, as the Sellers may reasonably request.

     4.25 Minority Shareholder Shares.
     (a) Promptly, but in no event later than two (2) Business Days after the date hereof, the Sellers shall deliver the notices required under organizational documents of the Minority Shareholder Company to commence the period during which holders of capital stock and other equity interests may exercise rights of first refusal, preemptive rights and similar such rights, including by giving required notices and by causing the respective governing body of the Minority Shareholder Company to take and do such required actions and things. Promptly, but in no event more than two (2) Business Days after the occurrence of each such event, PDC shall notify the Purchaser of (a) the expiration of the period during which such holders’ rights of first refusal, preemptive rights or similar such rights are exercisable, and (b) the exercise of any such right by any such holder or the irrevocable waiver thereof. In the event that prior to Closing any holder of Minority Shareholder Shares exercises such holders’ rights of first refusal, preemptive rights or similar such rights, PDC shall cause Cahosa, S.A. to exercise its rights and acquire its pro rata share of the Minority Shareholder Company.
     (b) In the event the Closing does not occur on or prior to November 30, 2007, and the Sellers do not implement either option contemplated in clauses (x) and (y) of Section 4.19(b) prior to such date, the Sellers shall deliver the notices required under organizational documents of the Additional Minority Shareholder Company to commence the period during which holders of capital stock and other equity interests may exercise rights of first refusal, preemptive rights and similar such rights, including by giving required notices and by causing the respective governing body of the Additional Minority Shareholder Company to take and do such required actions and things. Promptly, but in no event more than two (2) Business Days after the occurrence of each such event, PDC shall notify the Purchaser of (a) the expiration of the period during which such holders’ rights of first refusal, preemptive rights or similar such rights are exercisable, and (b) the exercise of any such right by any such holder.
     5. Employees and Employee Benefit Plans.
     5.1 Compensation and Benefits. From and for one (1) year after the Closing, the Purchaser shall, or shall cause PDIC or its U.S. Subsidiary or the Purchaser’s subsidiaries, as applicable, to continue to provide each PDIC Active Employee with a salary or wage level and bonus opportunity, to the extent applicable, at least equal to that in effect on the Closing Date and with employee benefits and other terms and conditions of employment that are, in the aggregate, comparable to the benefits and terms and conditions provided to similarly situated employees of Purchaser, provided, that nothing contained in this Agreement shall be construed to grant any person any right to continued employment after the Closing Date.

     5.2 Employee Benefits. For all purposes of compensation and benefit plans applicable to PDIC Active Employees after the Closing (other than for purposes of the accrual of benefits), the Purchaser shall, or shall cause its Affiliates, as applicable, to ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any PDIC Active Employees or their dependents under any welfare benefit plans in which such employees may be eligible to participate. Notwithstanding the foregoing, any PDIC Employee who is on disability leave or workers compensation as of Closing shall not be eligible to participate in any benefit plan sponsored by Purchaser unless and until such PDIC Employee returns to active service with the Purchaser and is eligible to participate in an applicable benefit plan of the Purchaser in accordance with the terms of such plan.
     5.3 Service and Credit. With respect to each employee benefit plan, policy or practice, including, without limitation, severance, vacation and paid time off plans, policies or practices, sponsored or maintained by the Purchaser or its Affiliates, the Purchaser shall grant, or cause to be granted to, all PDIC Active Employees from and after the Closing Date credit for all service with PDIC and its subsidiaries and each of their respective predecessors, prior to the Closing Date for all purposes.
     5.4 PDIC Responsibilities. As of Closing, PDIC and its US Subsidiary shall cease to sponsor, maintain, contribute to, have an obligation to contribute to, or have any fiduciary obligations with respect to, any Benefit Plan other than any such Benefit Plan maintained solely for the benefit of Business Employees (the “Sellers Benefit Plans”). From and after the Closing Date, Sellers shall honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each PDIC Employee arising under the terms of any Sellers Benefit Plan or under the terms of any employment, consulting, retention, change of control or severance agreement with any Business Employee to which any of Sellers is a party (the “Sellers Compensation Agreements”). From and after the Closing Date, Purchaser shall honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each Business Employee arising under the terms of any existing collective bargaining agreement pertaining to such Business Employee. Sellers shall indemnify and hold Purchaser harmless from any Liability with respect to any Sellers Benefit Plan covering a PDIC Employee (including any beneficiary or dependent thereof) including, any joint and several liability under any Sellers Benefit Plan or with respect to any Sellers Compensation Agreement.
     6. Conditions Precedent for Closing.
     6.1 Closing. The respective obligations set forth herein of the Sellers and the Purchaser to consummate the sale and purchase of the Shares at the Closing shall be subject to the fulfillment, on or before the Closing Date, in the case of the Sellers, of the conditions set forth in Sections 6.2 and 6.3, and, in the case of the Purchaser, of the conditions set forth in Sections 6.2 and 6.4 (collectively, the “Closing Conditions”).
     6.2 Conditions to Obligations of the Parties.
     6.2.1 Non-U.S. Antitrust Laws. The Governmental Authorities in each of Brazil, South Africa and Zambia shall have provided the necessary approval, waiver or clearance required under their respective Non-U.S. Antitrust Laws, which, in the case of South Africa, shall have been obtained from the South African Competition Commission under and in terms of Section 14 of the Competition Act, No. 89 of 1998, either unconditionally or on conditions acceptable to the parties; provided that the foregoing condition shall be deemed satisfied (a) with respect to Brazil, if three identical copies of a petition (Form Exhibit I) together with a copy of this Agreement and other documents required to be filed by the Sellers and the Purchaser with the Secretariat of Economic Law in Brazil with respect to the transaction is filed within fifteen (15) Business Days after the date hereof in accordance with Law No. 8884/94 (Brazil) and the parties shall not have received any notice prior to or on the Closing Date, that such petition has been or is reasonably likely to be denied; and (b) with respect to Zambia, if the Sellers and the Purchaser shall have made an application for negative clearance to the Zambia Competition Commission and shall have received such negative clearance without conditions from the Zambia Competition Commission.
     6.2.2 No Injunction. The consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any statute, rule, regulation, order, injunction, decree or judgment of any court or other Governmental Authority.
     6.2.3 Governmental Consents. All authorizations, consents, orders and approvals of or filings with, Governmental Authorities listed in Schedule 6.2.3 shall have been made, obtained or the applicable waiting period shall have expired or terminated, and shall be final and nonappealable.
     6.3 Conditions to Obligations of the Sellers.
     6.3.1 Representations, Warranties and Covenants of the Purchaser. The representations and warranties in Section 3 shall be true and correct in all respects, if qualified by materiality and shall be true and correct in all material respects, if not qualified by materiality at and as of the Closing with the same effect as though made at and as of such time, except that those representations and warranties that are made as of a specific date shall be true and correct only as of such date. The Purchaser shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing.

     6.3.2 Officer’s Certificate. The Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date and signed by an executive officer as to the fulfillment of the conditions set forth in Section 6.3.1, it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Purchaser (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
     6.3.3 Credit Support Agreements. PDC shall have received releases or other terminations with effect as of the Closing Date, in form and substance reasonably satisfactory to PDC, of all of its and its Affiliates’ obligations under the Credit Support Agreements.
     6.3.4 Related Agreements. The Sellers, as applicable, shall have received duly executed counterparts by the Purchaser of the Transition Services Agreement and the Tender Agreement.
     6.4 Conditions to Obligations of the Purchaser.
     6.4.1 Representations, Warranties and Covenants of the Sellers. Without regard to the effect of any assignment by the Purchaser permitted under Section 10.9(a) of any rights or obligations under this Agreement, the representations and warranties in Section 2 shall be true and correct in all respects, if qualified by materiality or Material Adverse Effect, and shall be true and correct in all material respects, if not qualified by materiality or Material Adverse Effect, when made and at and as of the Closing with the same effect as though made at and as of such time, except that those representations and warranties that are made as of a specific date shall be true and correct only as of such date. The Sellers shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing.
     6.4.2 Officer’s Certificate. Each Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by an executive officer, as to the fulfillment of the conditions set forth in Section 6.4.1 and 6.4.4, it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the applicable Seller (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
     6.4.3 Related Agreements. The Purchaser shall have received duly executed counterparts by the Sellers, as applicable, of each of the Intellectual Property Assignment, the Transition Services Agreement and the Tender Agreement.
     6.4.4 No Material Adverse Effect. Since March 31, 2007, no Material Adverse Effect shall have occurred.

     6.4.5 Receipt of Shares. (a) The Purchaser shall have received from the Sellers certificates evidencing all of the then issued and outstanding Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer with all signatures properly guaranteed and with any requisite stock transfer tax stamps affixed thereto, and/or (b) appropriate notations and entries have been made in the stock registries of the Companies (other than the COCESA Shares).
     6.4.6 Corporate Authorizations. The Purchaser shall have received certified copies of the resolutions adopted by each Seller constituting all necessary corporate authorization for each to execute and deliver this Agreement and for each Seller to consummate the transactions contemplated hereby.
     6.4.7 Third Party Consents. The Purchaser shall have received all Third Party Consents set forth on Schedule 6.4.7.
     6.4.8 Opinions of Counsel. The Purchaser shall have received the opinions of applicable counsel to each of the Sellers and the members of the Company Group organized under the laws of Brazil, Chile, Costa Rica, South Africa, Thailand, United States, Venezuela and Zambia, in each case, substantially in the applicable form set forth in Exhibit D attached hereto.
     7. [Intentionally omitted].
     8. Indemnification.
     8.1 Survival of Representations and Warranties. Except for (a) representations and warranties contained in Section 2.20, which shall survive indefinitely, (b) representations and warranties contained in Section 2.15, which shall survive the Closing for a period of four (4) years, and (c) the representations and warranties contained in Sections 2.3 and 2.12, which shall survive until thirty (30) days after the expiration of the applicable statute of limitation, the remaining representations and warranties contained in Sections 2 and 3, shall survive for a period of two (2) years from the Closing, whereupon they shall expire. No claim for indemnification under this Article 8 may be asserted with respect to such representations or warranties after the date indicated in the preceding sentence and, unless, prior to such date, the party seeking indemnification shall have notified in reasonable detail the party from whom indemnification is sought of a claim for indemnity hereunder and, with respect to any claim that is asserted after the date that is 180 days after the first anniversary hereof, the party seeking indemnification shall have suffered actual Damage. The foregoing shall not affect (i) a party’s right to prosecute to conclusion any claim timely and properly made by that party prior to the time that the relevant right of indemnity terminates; or (ii) a party’s right to assert a claim for indemnification based on any breach of any covenant contained herein.

     8.2 Indemnification.
     8.2.1 By the Sellers. Subject to the terms and conditions set forth herein, from and after the Closing, the Sellers shall indemnify and hold the Purchaser harmless from and against any and all losses, liabilities, damages, judgments, settlements and expenses, including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the indemnification rights hereunder (collectively, “Damages”), incurred or sustained by the Purchaser as a result of, arising out of, in connection with, or relating to (i) the breach of any representation or warranty on the part of the Sellers contained in this Agreement (other than any breach of any representation or warranty set forth in Section 2.12), (ii) any breach of any covenant of the Sellers contained in this Agreement and the Tender Agreement or (iii) the PCP impacts on groundwater or other media at the Brazil facility and the ongoing remediation with respect thereto, provided that Seller’s consultants and/or Representatives will have continued access to monitor and otherwise address the remaining impacts while this indemnity is in effect; provided that any indemnification relating to Tax matters shall be governed solely by Section 4.3.
     Notwithstanding anything in this Agreement to the contrary:
     (a) The Purchaser shall not be entitled to indemnification for those portions of any Damages (i) reserved, accrued or provided for by any member of the Company Group to the extent reflected in the Company Group Unaudited Financial Information or otherwise paid or provided for by the Sellers or any of their respective Affiliates, or (ii) that have arisen principally as a result of any act or omission by the Purchaser or any of its Affiliates on or after the Closing Date (including, resulting from any change in their respective accounting principles, practices or methodologies and Damages arising from any breach of its obligations under this Agreement).
     (b) The Purchaser shall not be entitled to indemnification pursuant to Section 8.2.1(i) for any Damages with respect to any individual breach of a representation or warranty or series of related breaches arising out of the same facts and circumstances if the amount of such Damages (reduced as provided in paragraph (a) above) does not exceed $50,000 (“De Minimis Claim”), provided that if the aggregate amount of all De Minimis Claims totals at least $500,000, the Purchaser shall be entitled to indemnification for all such De Minimis Claims; provided, however, that the limitations set forth in this Section 8.2.1(b) shall not apply to breaches of the representations and warranties set forth in Section 2.3 or 2.20.

     (c) The Purchaser shall be entitled to indemnification under Section 8.2.1(i) only with respect to that portion of the aggregate amount of its Damages (reduced as provided in paragraph (a)) that exceeds $5,000,000 (the “Deductible Amount”); provided, however, with respect to any indemnification resulting from, arising out of, in connection with, or relating to the breach of the representations and warranties contained in (i) Section 2.3(a), 2.3(b) and Section 2.20, the Purchaser shall be entitled to indemnification with respect to that aggregate portion of its Damages that exceeds $500,000 and (ii) Section 2.3(c), the Purchaser shall be entitled to indemnification with respect to fifty percent (50%) of its Damages.
     (d) The aggregate amount of Damages payable to the Purchaser under Section 8.2.1(i) shall not exceed fifteen percent (15%) of the Purchase Price.
     (e) The Purchaser shall not be entitled to indemnification with respect to any claim arising out of or relating to any Environmental Law to the extent that such claim is discovered or identified as a result of any environmental investigation, sampling or testing conducted by or on behalf of the Purchaser or one of its Affiliates after the Closing Date, unless (i) the Purchaser or one of its Affiliates was required to conduct such investigation, sampling or testing by a Governmental Authority or pursuant to an applicable Environmental Law, (ii) unless such investigation or sampling occurred in connection with or in response to an Environmental Condition discovered during the ordinary course of business, or (iii) unless such investigation, sampling or testing was agreed to in writing by the Sellers.
     (f) The Purchaser shall not be entitled to indemnification pursuant to Section 8.2.1(iii) for any Damages incurred after the fourth anniversary of the date hereof unless, prior to such date, the Purchaser shall have notified in reasonable detail the Sellers of a claim for indemnity hereunder.
     8.2.2 By the Purchaser. From and after the Closing, the Purchaser shall, and shall cause the Company Group to, indemnify and hold the Sellers harmless from and against any Damages incurred or sustained by the Sellers as a result of the following (provided that any indemnification relating to Tax matters shall be governed solely by Section 4.3): (i) the breach of any representation or warranty on the part of the Purchaser contained in this Agreement; or (ii) the breach by the Purchaser or its covenants contained in this Agreement.
     Notwithstanding anything in this Agreement to the contrary:
     (a) The Sellers shall not be entitled to indemnification pursuant to Section 8.2.2(i) for any Damages with respect to any individual breach of a representation or warranty or series of related breaches arising out of the same facts and circumstances if the amount of such Damages does not equal a De Minimis Claim, provided that if the aggregate amount of all De Minimis Claims totals at least $500,000, the Sellers shall be entitled to indemnification for all such De Minimis Claims.
     (b) The Sellers shall be entitled to indemnification under Section 8.2.2(i) only with respect to that portion of the aggregate amount of its Damages that exceeds $5,000,000.
     (c) The aggregate amount of Damages payable to the Sellers under Section 8.2.2(i) shall not exceed fifteen percent (15%) of the Purchase Price.
     8.2.3 Shared Indemnity. Notwithstanding any provision hereof to the contrary, each of the Sellers on the one hand, and the Purchaser on the other hand, shall be responsible for fifty percent (50%) of any Damages incurred in connection with a claim asserted by any shareholder of the Companies other than any Seller in connection with any right of first refusal or preemptive rights set forth on Schedule 2.3(c).
     8.2.4 South African Filing Indemnity. From and after the Closing, the Sellers shall indemnify and hold the Purchaser harmless from and against any and all Damages incurred or sustained by the Purchaser as a result of the failure by any Seller or any of their respective Affiliates to comply with Non-U.S. Antitrust Laws of South Africa in connection with (i) Freeport’s acquisition of PDC and (ii) Phelps Dodge National Cables Corporation’ acquisition of National Cables (PTY) LTD.
     8.2.5 Indemnification Procedures. A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.” A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.”
     (a) If an Indemnitee receives written notice of any claim or the commencement of any action by any third party that such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, and such Indemnitee intends to seek indemnification from such Indemnitor with respect thereto under this Section 8, such Indemnitee shall, provide written notice thereof to such Indemnitor within ten (10) Business Days after receipt by such Indemnitee; provided, however, that the failure to give such notification shall not affect the indemnification provided hereunder except and only to the extent that the Indemnitor shall have been actually prejudiced as a result of such failure. Such notice shall (i) specify in reasonable detail the basis on which indemnification is being asserted, (ii) provide a reasonable estimate of the amount of the Damages that are asserted, if any; (iii) specify the provision or provisions of this Agreement under which such Damages are asserted and (iv) include copies of all notices and documents (including court papers) served on or received by the

Indemnitee from such third party. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof, and to settle or compromise such claim or action; provided that the Indemnitor shall not enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnitee without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. After notice to the Indemnitee of the Indemnitor’s election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided that the Indemnitee shall have the right to employ counsel to participate in such defense, if either (x) such claim or actions involves remedies other than monetary damages and such remedies in the Indemnitee’s reasonable judgment, could have a material adverse effect on such Indemnitee, (y) the Indemnitee determines in its reasonable judgment that it has available to it one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims alleged by the Indemnitor and which could be materially adverse to the Indemnitor; or (z) a conflict of interest makes separate representation by the Indemnitee’s own counsel advisable; and provided further, in the case of clause (y) and (z) above, that the reasonable fees and expenses of such counsel as may be employed by the Indemnitee shall be paid by the Indemnitor. If the Indemnitor does not elect to assume the defense of such claim or action within twenty (20) Business Days of the Indemnitee’s delivery of the notice and other documents that it is required to deliver to the Indemnitor in respect of such a claim or action, the Indemnitee shall be entitled to assume the defense thereof. Unless it has been conclusively determined through a final non-appealable judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this Section 8.2.5, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably conditioned, withheld or delayed. The parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action.
     (b) Within twenty (20) Business Days after an Indemnitee sustains any Damages not involving a third party claim or action that such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, and such Indemnitee intends to seek indemnification from such Indemnitor with respect thereto, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor, deliver notice of such claim to the Indemnitor, which notice shall contain the information described in the second sentence of Section 8.2.5(a). Thereafter, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Sections 10.14, 10.15 and 10.16.
     (c) Without limiting the Sellers’ rights under other provisions of this Agreement, the Sellers shall have the option to assume exclusive control of the resolution of any matter arising under any Environmental Law for which it has an indemnification obligation; provided that the Purchaser shall be notified of the scope of all work plans, and the commencement of all work to be performed by Sellers will be subject to the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed.
     (d) The Sellers shall have satisfied its indemnification obligations under this Agreement with respect to any matter arising under any Environmental Law if the result meets or exceeds the least stringent standards (including any lesser standards resulting from any site-specific risk assessments and including any deed and land use restrictions and institutional controls), based on the use of the property on the Closing Date and applicable Environmental Laws as in effect on the Closing Date. In the event that there are no applicable standards under the Environmental Laws of the relevant jurisdiction, the standard to be utilized is that required by the Governmental Authority with jurisdiction over the matter.
     8.2.6 Offset. The obligations hereunder of the Sellers, on the one hand, and the Purchaser, on the other hand, are independent of the obligations of the other hereunder and shall not be subject to any right of offset, counterclaim or deduction.
     8.2.7 Exclusive Remedy. The indemnities provided for in this Agreement shall be the sole and exclusive remedy of (a) the Purchaser after the Closing against the Sellers and their respective Affiliates (i) for any inaccuracy of any representation or warranty of the Sellers contained in Section 2 of this Agreement or (ii) to recover any money damages for any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled by the Sellers hereunder or any matters arising under any Environmental Law respecting any member of the Company Group, including but not limited to any environmental conditions on, at, under or emanating from the facilities owned or leased by any member of the Company Group or elsewhere; and (b) the Sellers after the Closing against the Purchaser and their respective Affiliates (i) for any inaccuracy of any representation or warranty of the Purchaser contained in Section 3 of this Agreement or (ii) to recover money damages for any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled by the Purchaser hereunder; provided, however, that such limitations shall not limit (i) any remedy that may be available to a party against any other party that has engaged in fraud against such party, or (ii) any equitable remedy that may be available to a party against a party that has failed to perform any of its obligations hereunder, including as contemplated in Section 10.17.

     8.2.8 Treatment of Indemnity Payments. Any indemnity payment under this Agreement will be treated as an adjustment to the Purchase Price paid by the Purchaser for the Company Group for Tax purposes, unless a “Final Determination” with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to such price for Federal Income Tax purposes. For purposes of this agreement “Final Determination” means (i) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD and, (ii) with respect to Taxes other than federal income Taxes, any final determination of Liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).
     9. Definitions.
     As used herein, the following terms have the following meanings:
     Additional Majority Shareholder Company: Keystone Electric Wire and Cable Co., Ltd.
     Additional Minority Company Shares: as defined in Section 1.3(e).
     Affiliate: of a Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.
     Agreement: this Stock Purchase Agreement, including the Exhibits and Schedules hereto and the ancillary agreements referred to herein.
     Alcave: as defined in Section 4.19.
     Assigned Intellectual Property. as defined in Section 4.7(a).
     Associate: as defined in Section 1.3(d)(i)(A).
     Benefit Plans: means any material “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), profit sharing, pension, retirement, bonus, incentive compensation, stock option, restricted stock, deferred compensation or other material fringe benefit plans, policies, practices, programs and arrangements under which any Business Employee (including any beneficiaries and dependants thereof) is or may become eligible to participate or derive a benefit and that is or has been maintained, established, contributed to, or required to be contributed to, by any member of the Company Group or any ERISA Affiliate for the benefit of any Business Employee.

     Brazilian Financial Statements: as defined in Section 2.4(a).
     Business: as defined in the Recitals.
     Business Assets: as defined in Section 2.6(d).
     Business Day: any day other than a Saturday, Sunday, U.S. Federal Holiday or day on which banks in New York, New York are required or permitted by law to be closed.
     Business Employee: means all individuals employed by any member of the Company Group as of the Closing Date, which headcount number by country as of the date of this Agreement is set forth on Schedule 2.8(g).
     Business Intellectual Property: as defined in Section 2.10(d).
     Business Know-How: as defined in Section 4.17.
     Chile Offer: as defined in Section 4.22(a).
     Chile Offer Broker: as defined in Section 4.22(b).
     Chilean Financial Statements: as defined in Section 2.4(b).
     Chinese Financial Statements: as defined in Section 2.4(g).
     Closing: as defined in Section 1.2(a).
     Closing Conditions: as defined in Section 6.1.
     Closing Dates: as defined in Section 1.2.
     Closing Netting Amount: as defined in Section 1.3(c).
     Closing Payment: as defined in Section 1.3(d)(iii).
     Closing Statement: as defined in Section 1.3(d)(iv)
     COCESA: as defined in Section 4.22(a).
     COCESA Amount: $65,000,000.
     COCESA Shares: as defined in Section 4.22(a).
     Code: the Internal Revenue Code of 1986, as amended.

     Companies: as defined in the recitals.
     Company Group: the Companies and their respective Subsidiaries, other than the Minority Interest Companies.
     Company Group Audited Financial Statements: as defined in Section 4.16
     Company Group Financial Information: as defined in Section 4.16
     Company Group Interim Financial Statements: as defined in Section 4.16.
     Company Group Policies: as defined in section 2.16(a).
     Company Group Unaudited Financial Information: as defined in Section 2.4(k).
     Company PD Marks: as defined in Section 4.6.
     Competitive Business: as defined in Section 4.12(a).
     Competitive Business Acquisition: as defined in Section 4.12(c).
     Confidentiality Agreement: as defined in Section 4.2.3.
     Contracts: as defined in Section 2.7.
     Costa Rican Financial Statements: as defined in Section 2.4(c).
     Covered Persons: as defined in Section 4.9.
     Credit Support Arrangements: as defined in Section 4.8.
     Cuban Claim Option: as defined in Section 4.21(b).
     Damages: as defined in Section 8.2.1.
     De Minimis Claim: as defined in Section 8.2.1.
     Deductible Amount: as defined in Section 8.2.1(c).
     Due Diligence Period: as defined in Section 4.21(c).
     Ecuadorian Financial Statements: as defined in Section 2.4(d).
     Employment and Withholding Taxes: any federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers’

compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all Taxes required to be withheld by or on behalf of the members of the Company Group in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.
     End Date: as defined in Section 10.4(b).
     Environmental Condition: means any contamination or condition existing prior to the Closing Date with respect to surface soil, subsurface soil, ambient air, surface waters, groundwaters, leachate, run-on or run-off, stream or other sediments, on, in, under or above the Owned Real Properties or Leased Properties, which contamination or conditions cause or consist of a violation of applicable Environmental Laws or Environmental Permits and require investigation and/or remedial or corrective action on any Owned Real Property or Leased Real Properties by the Sellers or the Companies under applicable Environmental Laws or Environmental Permits and/or has resulted in pending claims, demands, orders, directives, judgments or Liabilities against the Purchaser by third Persons, including Governmental Authorities.
     Environmental Consultant: as defined in Section 4.23.
     Environmental Law: means any federal, state, local, provincial or foreign law, including common law, statute, by-law, regulation, code, ordinance, order, judgment, decree or injunction promulgated by any Governmental Authority (A) for the protection of the outdoor environment or of human health as it relates to exposure to Hazardous Substances, (including air, water, soil, and natural resources) or (B) regulating the manufacture, use, treatment, storage, disposal, release or threatened release or exposure Hazardous Substances.
     Environmental Liability: means any and all Liabilities arising under Environmental Laws in connection with (i) the operation of any of the Companies or any part thereof by any member of the Company Group, (ii) the Owned Real Properties or Leased Real Properties or any part thereof (including Liability under Environmental Law to undertake Remedial Action, or (iii) any Environmental Condition created by any member of the Company Group.
     Environmental Permit: means any licenses, certificates, permits, registrations, government approvals, agreements, authorizations, exemptions and consents which are required under or are issued pursuant to an Environmental Law or are otherwise required by environmental Governmental Authorities for the operation of any of the Companies, the Owned Real Property or the Leased Real Property.

     Environmental Proceeding: means each of the following arising under Environmental Laws:
     (a) any civil, criminal, administrative or regulatory suit or proceeding;
     (b) any arbitration or dispute resolution procedure;
     (c) any investigation undertaken by or on behalf of a Governmental Authority under Environmental Law pursuant to which, the Governmental Authority has ordered an enforcement action or undertaken or compelled Remedial Action; and
     (d) any court order, or any statutory or legislative notice or written notification issued by a Governmental Authority which, with respect to any member of the Company Group, determines or relates to Liability under or a violation of any Environmental Law, assesses any civil, regulatory or criminal penalty, prohibits or imposes restrictions upon the Companies, the Owned Real Property or the Leased Real Property or which requires corrective action to be taken, or Remedial Action to be undertaken with respect to any Environmental Liability.
     ERISA Affiliate: means any entity, trade or business (whether or not incorporated) that is part of the same controlled group with, common control with, part of an affiliated service group with, or part of another arrangement that includes any member of the Company Group or any ERISA Affiliate within the meaning of Code Section 414(b), (c), (m) or (o).
     Estimated Netting Amount: as defined in Section 1.3(d)(ii).
     Final Determination: as defined in Section 8.2.8.
     Freeport: Freeport-McMoRan Copper & Gold Inc., a Delaware corporation.
     Friable Asbestos: means any material containing more than one percent asbestos that, when dry, may be crumbled, pulverized, or reduced to powder by hand pressure.
     Friable Asbestos Remediation Estimate: as defined in Section 4.23.
     GAAP: generally accepted accounting principles.
     Governing Documents: with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.
     Governmental Authority: any governmental, regulatory or quasi-governmental authority, agency, court, commission or other entity, domestic or foreign, including any self-regulatory organization such as the New York Stock Exchange, any multi-national organization or body and any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     Habirshaw: as defined in the preamble.
     Hazardous Substance: any pollutant, contaminant, waste, chemical, material or substance that is: (i) listed, defined, designated, classified or regulated as hazardous, toxic, radioactive, dangerous, special or the like pursuant to any applicable Environmental Law, or (ii) any petroleum product or by-product, asbestos, polychlorinated biphenyls or urea formaldehyde.
     Honduran Financial Statements: as defined in Section 2.4(e).
     Inbound Licenses: as defined in Section 2.10(a).
     Indemnitee: as defined in Section 8.2.5.
     Indemnitor: as defined in Section 8.2.5.
     Independent Accounting Firm: as defined in Section 1.3(d)(i)(C).
     Information Technology: any computer hardware, Software, microprocessors, networks, firmware and other information technology used in the operations of the Company Group or the Business.
     Initial Amount: as defined in Section 1.3(a)
     Intellectual Property: means all trademarks, serve marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, Internet Web sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications and Trade Secrets.

     Intellectual Property Assignment: an assignment substantially in the form of Exhibit B.
     Intellectual Property Laws: as defined in Section 2.10(f).
     IRS: the Internal Revenue Service of the United States.
     Knowledge of the Seller: as defined in Section 10.2.
     Law: federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, treaty or other requirement of any Governmental Authority.
     Leased Real Property: as defined in Section 2.6(b).
     Liability: with respect to any Person, any liability or obligation of such Person, whether absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several or due or to become due and whether or not the same is required to be accrued on the financial statements of such Person.
     Lien: with respect to any asset, any mortgage, pledge, lien, easement, charge, lease, security interest, right of first refusal, preemptive rights, proxies, title retention agreement, hypothecations, escrows or other similar encumbrance.
     Liquidating Subsidiaries: as defined in Section 2.20.
     Liquidations: as defined in Section 4.24.
     Material Adverse Effect: any event, change or effect that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company Group or the Business, in either case taken as a whole; provided, however, that to the extent any event, change or effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been, is or will be a “Material Adverse Effect”: (i) other than for purposes of the use of the term “Material Adverse Effect” in Section 2.2, any announcement of the sale of the Company Group not in breach of Section 4.4, (ii) actions required to be taken pursuant to by this Agreement, (iii) the identity of the Purchaser or any of their respective Affiliates as the acquiror of the Shares, (iv) changes affecting the economy or financial markets of the United States of America or other jurisdictions where the Company Group operates or changes that are the result of factors generally affecting the industries in which the members of the Company Group conduct the Business, (v) any change in any applicable laws or accounting standards or principles or interpretation thereof after the date hereof, (vi) the availability or cost of financing to the Purchaser, (vii) earthquakes, floods, or similar catastrophes and

(viii) the commencement, occurrence, escalation, worsening or continuation of any war, armed hostilities, acts of terrorism, sabotage or military action involving or affecting the United States of America or other jurisdictions where the members of the Company Group conduct the Business; provided, in the case of clauses (iv), (v), (vii) and (viii) above, that such changes and events do not disproportionately affect the Company Group or the Business, in either case taken as a whole. Notwithstanding the foregoing and for the avoidance of doubt, in the event any change, event or effect contemplated in clauses (vii) or (viii), or both, results in the physical damage to any of the properties or assets of any member of the Company Group, such change, event or effect shall be taken into account in determining whether there has been, is or will be a “Material Adverse Effect”.
     Minority Interest Companies: Keystone Electric Wire and Cable Co. Ltd., Dongguan Keystone Electric Wire & Cable Co., Ltd., Phelps Dodge Philippines Energy Products Corp., Phelps Dodge Philippines, Inc., PDTL Trading Company Limited, Thai Copper Rod, RPG Cables Limited, Minuet Realty Corp, Cobre Colada Continua CCC CA and Colada Continua Chilena SA.
     Minority Shareholder Shares: the shares of the Minority Shareholder Company that are held by any holder (other than any Seller or any Affiliate thereof) on the date hereof as set forth on Schedule 1.2.
     Minority Shareholder Company: Conducen, S.A.
     Non-U.S. Antitrust Laws: merger control, antitrust, competition or other similar laws of jurisdictions other than the United States.
     Order: any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.
     Ordinary Course of Business: an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person and (b) such action is not required to be specifically authorized by the parent company (if any) of such Person.
     Outbound Licenses: as defined in Section 2.10(a).
     Owned Intellectual Property: the Intellectual Property owned by (i) the Sellers or (ii) a member of the Company Group, in both cases, primarily used in connection with or held primarily for use in the Business, excluding the Sellers’ Marks, Company PD Marks and the Business Know-How.
     Owned Real Property: as defined in Section 2.6(a).

     PCP: pentachlorophenol.
     PDC Contributions: as defined in Section 1.3(d)(i)(D).
     PDC Withdrawals: as defined in Section 1.3(d)(iv)(E).
     PDIC: Phelps Dodge International Corporation, a Delaware corporation.
     PDIC Active Employees: each employee of PDIC and its subsidiaries as of the Closing Date that is listed on Schedule 5.1 hereto.
     PDIC Employees: each U.S. based employee of PDIC and its subsidiaries and each former U.S. based employee of PDIC or any of its subsidiaries entitled to any compensation, benefits or other payments arising in connection with such former employee’s employment with PDIC or any of its subsidiaries.
     Per Share Amount: as defined in Section 4.22(e).
     Permits: as defined in Section 2.14.
     Permitted Liens: (i) Liens reflected in the financial statements referenced in Section 2.4 or in Schedules 2.4(a) — (j), (ii) Liens for Taxes (A) not due and payable or (B) which are not, individually or in the aggregate, material to the Company Group or the Business, taken as a whole, and are being contested in good faith by appropriate proceedings, (iii) Liens of warehousemen, mechanics and materialmen and other similar Liens incurred in the Ordinary Course of Business, and (iv) any other Liens that are not material and do not materially interfere with the current use of the assets, properties or rights affected thereby.
     Person: any natural person, firm, proprietorship, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, estate, Governmental Authority or other entity or organization.
     Proceeding: any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
     Products: as defined in Section 2.22.
     Purchase Price: as defined in Section 1.3(a).
     Purchaser: as defined in the preamble.

     Reduced Taxes: as defined in Section 4.3(c).
     Release: shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or dispersing of any Hazardous Substances in, into, onto or through the Environment.
     Remedial Action: Any works necessary to investigate, assess, monitor, remove, abate, close, mitigate, treat, remediate, ameliorate and/or contain any Hazardous Substance in accordance with applicable Environmental Laws and includes any period of post-closure or remediation monitoring and any operation and maintenance relating to such remedial activities.
     Representative: with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
     Restricted Period: as defined in Section 4.12(a).
     ROFO Notice: as defined in Section 4.12(c).
     Sellers: as defined in the preamble.
     Sellers Compensation Agreements: as defined in Section 5.4.
     Sellers’ Knowledge: as defined in Section 10.2.
     Sellers’ Marks: any trademarks, logos, service marks, brand names or trade, corporate or business names incorporating the name “Phelps Dodge” or any part, variation or abbreviation thereof, or any trademarks, logos, service marks, brand names or trade, corporate or business names confusingly or misleadingly similar thereto; provided that Sellers’ Marks shall not include the trademarks, logos, service marks, brand names or trade, corporate or business names set forth on Schedule 4.7.
     Shares: as defined in the recitals.
     Software: shall mean all computer software, including source code, object, executable or binary code, objects, development tools, user interfaces and report formats and all media on which any of the foregoing is recorded and documentation related thereto.
     South African Financial Statements: as defined in Section 2.4(i).
     Subsidiary: with respect to any Person (for the purposes of this definition, the “Parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the Parent or by one or more of its respective Subsidiaries or by the Parent and any one or more of its respective Subsidiaries.
     Tax Dispute Accountants: as defined in Section 4.3(h).
     Tax Indemnitee: as defined in Section 4.3(a).
     Tax Indemnitor: as defined in Section 4.3(a).
     Tax Return: any report, return, statement or other written information required to be filed with a taxing authority in connection with Taxes.
     Tax or Taxes: all taxes, charges, fees, imposts, levies or other assessments, including all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property or any other similar items, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (foreign, federal, state or local).
     Tender Agreement: as defined in Section 4.22(b).
     Thai Financial Statements: as defined in Section 2.4(h).
     Third Party Consents: as defined in Section 2.2(c).
     Threatened: a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.
     Trade Secrets: means all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.
     Trademark Assignment: the assignment to the Sellers from the applicable member of the Company Group or Minority Interest Company of all of such entity’s right, title and interest in, under and to any of the Sellers’ Marks.

     Transition Services Agreement: the transition services agreement substantially in the form set forth on Exhibit B hereto.
     Venezuelan BV: as defined in Section 4.19.
     Venezuelan Financial Statements: as defined in Section 2.4(f).
     Venezuelan Transfer: as defined in Section 4.19.
     Zambian Financial Statements: as defined in Section 2.4(j).
     10. General Provisions.
     10.1 Modification; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.1.
     10.2 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto (which are hereby incorporated by reference and made a part hereof) and the ancillary agreements referred to herein is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior discussions, negotiations, agreements and understandings, oral or written, express or implied, between the parties hereto and their respective Affiliates, representatives and agents in respect of the subject matter hereof, except that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the parties hereto expressly reaffirm.
     10.3 Certain Limitations. It is the explicit intent and understanding of each of the parties hereto that neither party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Sections 2 and 3 of this Agreement and in the certificates delivered pursuant to Sections 6.3.2 and 6.4.2 and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party’s Affiliates, representatives or agents (including, with respect to any estimates, projections, forecasts, budgets or other forward-looking information delivered or made available to the Purchaser or their respective representatives), except for the representations and warranties set forth in such Sections. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER AGREEMENT OR CERTIFICATE DELIVERED BY ANY SELLER IN CONNECTION HEREWITH, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF ANY MEMBER OF THE COMPANY GROUP TAKEN AS A WHOLE. Except as otherwise specifically set forth in this Agreement, the Purchaser expressly waives and relinquishes, on behalf of itself, its successors and any assigns, any and all rights, claims or remedies it may have against the Sellers under any Environmental Laws, as presently in force or hereafter enacted, promulgated or amended or at common law. The parties agree that this is an arm’s length transaction in which the parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement. The Purchaser acknowledges that it is a sophisticated investor, and that it has only a contractual relationship with the Sellers, based solely on the terms of this Agreement and the Confidentiality Agreement, and that there is no special relationship of trust or reliance between the Purchaser and the Sellers. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation shall arise, this Agreement shall be construed as if drafted jointly and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     10.4 Termination. This Agreement may be terminated:
     (a) at any time prior to the Closing Date by mutual written consent of the Purchaser and the Sellers; or
     (b) by the Purchaser or the Sellers, if the Closing shall not have taken place on or before December 31, 2007 (as may be extended, the “End Date”); provided, that, if the condition to the obligations of the parties set forth in Section 6.2.1 or 6.2.3, or both, has not been fulfilled and all other conditions to the obligations of the parties are fulfilled (or are immediately capable of being fulfilled at the Closing), then, without action being required of any party, the End Date shall be extended to February 29, 2008; and provided further that if the Purchaser has not received the Company Group Financial Information to the extent related to periods as of and ended on or prior to September 30, 2007 by November 15, 2007, then the End Date shall be extended to February 29, 2008. Notwithstanding the foregoing, neither party shall have the right to terminate this Agreement pursuant to this Section 10.4(b) if such party is in breach of any covenant made herein which it is obligated to fulfill prior to the Closing and the non-occurrence of the Closing is attributable to a breach of such covenant; or

     (c) By either PDC, on the one hand, or the Purchaser, on the other hand, by written notice to the other party if:
     (i) the other party has (and the terminating party shall not have) failed to perform and comply, in all material respects, with all agreements, covenants and conditions hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure would result in the inability of any condition set forth in Section 6 to be satisfied and shall not have been cured within thirty (30) days following written notice of such failure; or
     (ii) any event shall occur after the date hereof that shall have made it impossible to satisfy a condition precedent to the terminating party’s obligations to perform its obligations hereunder and such party has not waived such condition, unless the occurrence of such event shall be due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such party prior to the Closing; or
     (d) by the Purchaser, if the Purchaser shall not have received on or prior to January 15, 2008 the Company Group Financial Information (other than those as of and for the fiscal year ended December 31, 2007) pursuant to Section 4.16.
     (e) In the event of termination by the Sellers or the Purchaser pursuant to this Section 10.4, written notice thereof shall forthwith be given to the other party specifying the subsection of this 10.4 pursuant to which termination is being made and the transactions contemplated by this Agreement shall be terminated without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:
     (i) The Purchaser shall return to the Sellers all documents and other materials received from the Sellers, their respective Affiliates (including the Company Group) or their respective agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and
     (ii) All confidential information received by the Purchaser with respect to the Sellers and their respective Affiliates shall be otherwise treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.
     (f) If this Agreement is terminated as provided in this Section 10.4, this Agreement shall become null and void and of no further force or effect and no party hereto shall have any Liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the Confidentiality Agreement as amended by the last sentence of Section 4.2.3 and this Section 10.4, Section 4.4 (relating to publicity), and Section 10.5 (relating to certain expenses), Section 10.14 (relating to governing law), Section 10.15 (relating to jurisdiction), and Section 10.16 (relating to waiver of punitive and other damages and jury trial). Nothing in this Section 10.4 shall be deemed to release either party from any liability for losses or damages resulting from the willful breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.
     10.5 Expenses. Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, the Purchaser and the Sellers shall each pay, or cause to be paid, their own expenses, costs and fees incident to the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated hereby, it being understood that any such expenses, costs and fees in respect of accounting, legal, financial advisory, investment bankers, and broker services incurred by any member of the Company Group shall be the liability and obligation of the Sellers.
     10.6 Further Actions. Each party shall execute and deliver such certificates, instruments, ancillary agreements and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.
     10.7 Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Closing, the Purchaser shall, upon the request and at the expense of the Sellers and with reasonable advance notice, permit the Sellers and its representatives access at all reasonable times during normal business hours to the properties, books and records, and personnel of the members of the Company Group and furnish for inspection such information and documents in its possession relating to the Company Group as the Sellers may reasonably request. The Purchaser shall execute (and shall cause the members of the Company Group to execute) such documents as the Sellers may reasonably request to enable the Sellers to file any required reports or Tax Returns relating to any of the members of the Company Group. The Purchaser shall not dispose of such books and records during the six-year period beginning with the Closing Date without the Sellers’ consent, which shall not be unreasonably withheld or delayed. Following the expiration of such six-year period, the Purchaser may dispose of such books and records at any time upon giving sixty (60) days’ prior written notice to the Sellers, unless the Sellers agrees to take possession of such books and records within sixty (60) days at no expense to the Purchaser.

     10.8 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (a) delivered personally, (b) sent by registered or certified mail in the United States return receipt requested, (c) sent by reputable overnight air courier (such as DHL or Federal Express), (d) sent by fax (provided that such fax is promptly confirmed by telephone confirmation thereof), or (e) personally delivered, as follows:
     if to the Sellers, to them at:
Freeport-McMoRan Copper & Gold Inc.
One North Central Avenue
Phoenix, Arizona 85004-2306
Fax Number: (602) 234-8050
Attention: S. David Colton, Esq.
     with a copy to (which shall not constitute notice):
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax Number: (212) 909-6836
Attention: Michael W. Blair, Esq.
     if to the Purchaser:
General Cable Corporation
4 Tesseneer Drive
Highland Heights, KY 41076
Fax Number: 859-572-8444
Attention: Robert J. Siverd, Esq., General Counsel
     with a copy to (which shall not constitute notice):
Blank Rome LLP
One Logan Square
130 North 18th Street
Philadelphia, PA 19103-6998
Fax Number: (215) 569-5555
Attention: Alan H. Lieblich, Esq.
or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery, on the day after such delivery, (ii) if by certified or registered mail, on the seventh (7th) Business Day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the first (1st) Business Day after the mailing thereof, or (iv) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.
     10.9 Assignment. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either party hereto without the prior written consent of the other party, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that the Purchaser may assign any of their rights and interests, and delegate any and all of their obligations, under this Agreement or any of the ancillary agreement or documents referred to herein or related hereto, or any of its rights hereunder or thereunder, to one or more direct or indirect subsidiaries of the Purchaser or their respective Affiliates, provided, however, that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform its delegated obligations in accordance with the terms hereof.
     (b) Notwithstanding anything to the contrary contained herein, the Purchaser and its Affiliates shall have the right to collaterally assign in whole or in part this Agreement and any ancillary agreements or documents related hereto, and any of their respective rights hereunder and thereunder as security to one or more lenders or Purchaser of debt securities who, in each case, are being granted a collateral interest in this Agreement or any ancillary agreements or documents related to the transactions contemplated hereby.
     10.10 No Third-Party Beneficiaries. Except for Covered Persons pursuant to Section 4.9, this Agreement and all ancillary agreements entered into in connection herewith, are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns. Except as otherwise expressly provided herein, nothing in this Agreement, express or implied, shall confer any legal or equitable rights or remedies upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.
     10.11 Counterparts. This Agreement may be executed in several counterparts (including facsimile or electronically scanned), each of which shall be deemed an original and all of which, when executed, shall together constitute one and the same instrument.
     10.12 Interpretation. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to Sections or Schedules in this

Agreement shall refer to Sections of and Schedules to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” Any references to “the Sellers’ Knowledge”, or “the Knowledge of the Sellers” shall mean the knowledge of a particular fact or other matter actually held by any of Mathias Sandoval, Maria Cidre, Jose Antoinio Miranda, Luis Corte and Jonny Axelsson; provided, however, that the foregoing shall also include any person on or after the date hereof holding the position of the named individuals on an acting or interim basis or who has otherwise assumed the responsibilities customarily performed by an individual holding any of the titles of the named individuals, whether on a permanent, acting or interim basis. The disclosure of any matter in the Schedules shall expressly not be deemed to constitute an admission by the Sellers or the Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement. The disclosure of any matter in the Schedules hereto is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by the Sellers not expressly set out in the Agreement, nor to be treated as adding to or extending the scope of any of the Sellers’ representations or warranties in the Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will prevail and control.
     10.13 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
     10.14 Governing Law. This Agreement, and all ancillary agreements referred to herein, shall be construed, performed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without giving effect to its principles or rules of conflict of laws, or those of any other jurisdiction, to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.
     10.15 Consent to Jurisdiction.
     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement, all ancillary agreements referred to herein and the transactions contemplated hereby and thereby and for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions, including any jurisdiction where a member of the Company Group is organized or located, by suit on the judgment or in any other manner provided by law.
     (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.8. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     10.16 Waiver of Punitive and Other Damages and Jury Trial.
     (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED THAT IN THE EVENT THAT A PARTY IS REQUIRED TO PAY TO A THIRD-PARTY CLAIMANT ANY INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF PROFITS, REVENUES OR BUSINESS OPPORTUNITY, FOR ANY CLAIM WITH RESPECT TO WHICH SUCH PARTY IS INDEMNIFIED BY THE OTHER PARTY PURSUANT TO THIS AGREEMENT, SUCH PARTY SHALL BE ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY WITH RESPECT TO SUCH INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF PROFITS, REVENUES OR BUSINESS OPPORTUNITY, TO THE EXTENT RESULTING FROM THE OTHERWISE INDEMNIFIABLE ACT OR OMISSION OF THE OTHER PARTY.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.
     10.17 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in accordance with any action instituted in accordance with Section 10.15 and (b) will waive, in any action for specific performance, the defense of the adequacy of a remedy at law.
     10.18 Inconsistencies with Other Agreements. In the event of any inconsistency between the provisions in the body of this Agreement and those in the ancillary agreements referred to herein, the provisions in the body of this Agreement will prevail and govern.
     10.19 Performance Assurance. Freeport shall cause (a) each of the other the Sellers to perform and fulfill the covenants, undertakings, obligations and other agreements of the Sellers contained in this Agreement and any ancillary agreements entered into pursuant to this Agreement, as the same may be amended from time to time; and (b) each of the members of the Company Group to perform and fulfill the covenants, undertakings, obligations and other agreements of such member of the Company Group contained in any of the ancillary agreements referred to herein and/or entered into in connection with the consummation of the transactions contemplated hereby.

     10.20 English. This Agreement is entered into in the English language and all notices and communications pursuant to this Agreement and the agreements referred to herein to be considered effective shall be in the English language. Should a translation of this Agreement into any other language be made for any reason, all matters involving interpretation shall be governed by the English text, except to the extent required by applicable law, and the party requesting such translation shall be liable for all costs and expenses of any such translation except in the case of any translation contemplated by this Agreement, in which case the Sellers and the Purchaser shall divide equally all such translation costs and expenses.
     10.21 Currency. All references in this Agreement to amounts of money expressed in dollars are United States Dollars, unless otherwise specifically stated.
[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FREEPORT-MCMORAN COPPER & GOLD INC.
By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President

PHELPS DODGE CORPORATION
By:	/s/ S. David Colton
	Name:	S. David Colton
	Title:	Senior Vice President

PHELPS DODGE INDUSTRIES, INC.
By:	/s/ Timothy R. Snider
	Name:	Timothy R. Snider
	Title:	President

HABIRSHAW CABLE AND WIRE CORPORATION
By:	/s/ Timothy R. Snider
	Name:	Timothy R. Snider
	Title:	President

GENERAL CABLE CORPORATION
By:	/s/ Robert J. Siverd
	Name:	Robert J. Siverd
	Title:	Executive Vice President

STOCK PURCHASE AGREEMENT

Dated as of September 12, 2007

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SCHEDULES

Schedule 1.2	Closing Companies
Schedule 1.3(b)	Allocation of Purchase Price
Schedule 1.3(d)	PDC Contributions and PDC Withdrawals
Schedule 2.2(a)	Certain Conflicts
Schedule 2.2(b)	Certain Consents and Approvals
Schedule 2.2(c)	Third Party Consents
Schedule 2.3(a)	Subsidiaries and Capitalization of Company Group and Minority Interest Companies
Schedule 2.3(c)	Rights of First Refusal, Etc.
Schedule 2.4(a)	Brazilian Financial Statements
Schedule 2.4(b)	Chilean Financial Statements
Schedule 2.4(c)	Costa Rican Financial Statements
Schedule 2.4(d)	Ecuadorian Financial Statements
Schedule 2.4(e)	Honduran Financial Statements
Schedule 2.4(f)	Venezuelan Financial Statements
Schedule 2.4(g)	Chinese Financial Statements
Schedule 2.4(h)	Thai Financial Statements
Schedule 2.4(i)	South African Financial Statements
Schedule 2.4(j)	Zambian Financial Statements
Schedule 2.4(l)	Company Group Financial Information
Schedule 2.5	Undisclosed Liabilities
Schedule 2.6(a)	Real Property; Certain Liens
Schedule 2.6(b)	Leased Real Property
Schedule 2.6(c)	Tangible Personal Property
Schedule 2.6(d)	Business Assets
Schedule 2.6(e)	Adequacy of Business Assets
Schedule 2.7(a)	Contracts
Schedule 2.7(b)	Enforceability; Compliance; Absence of Breach
Schedule 2.8(a)	Employment Agreements
Schedule 2.8(b)	Employment Benefit Plans
Schedule 2.8(c)	Employment Benefit Plan Liabilities
Schedule 2.8(d)	Employee Benefit Plan Proceedings
Schedule 2.8(e)	Compliance with Employee Benefit Plans
Schedule 2.9	Labor Matters
Schedule 2.10(a)	Intellectual Property
Schedule 2.10(c)	Fees Related to Registered IP
Schedule 2.10(d)	Rights to Use Intellectual Property; Validity
Schedule 2.10(e)	Rights or Permission; Creation for Company Group
Schedule 2.10(g)	Exclusive Ownership; Certain Liens and Licenses
Schedule 2.10(h)	Infringement
Schedule 2.11(a)	Litigation
Schedule 2.11(b)	Orders
Schedule 2.12	Taxes

Schedule 2.13	Absence of Changes
Schedule 2.14	Compliance with Law
Schedule 2.15	Environmental Matters
Schedule 2.16(a)	Insurance
Schedule 2.16(b)	Insurance Cancellations
Schedule 2.20	Liquidated Subsidiaries
Schedule 2.22(a)	Insider Interests
Schedule 2.22(b)	Resulting Intercompany Benefits or Payments
Schedule 2.23	Product Liability and Related Matters
Schedule 2.24	Suppliers and Customers
Schedule 2.25	Cartels
Schedule 2.26	Bank Accounts; Power of Attorney
Schedule 2.28(a)	Information Technology Used in Business
Schedule 2.28(c)	Information Technology Licenses
Schedule 3.2(a)	Conflicts, Etc.
Schedule 4.2.1	Interim Conduct of Business
Schedule 4.2.2	Intercompany Obligations
Schedule 4.7(a)	Transferred Intellectual Property
Schedule 4.7(b)	Transferred Intellectual Property Not Subject to a License Back
Schedule 4.8	Certain Credit Support Arrangements
Schedule 4.18	Certain Liens and Powers of Attorney
Schedule 4.20	Other Transferred Assets
Schedule 5.1	PDIC Employees
Schedule 6.2.3	Closing Governmental Consents
Schedule 6.4.7	Third Party Consents
EXHIBITS

Exhibit A	Instruments and Documents for Closing
Exhibit B	Form of Intellectual Property Assignment
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Opinions

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